EXHIBIT 99.3
PART II, ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The Company’s consolidated financial statements are included in pages F-1 to F-47 of this Item 8.
L-1 Identity Solutions 2009 Annual Report | F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
L-1 Identity Solutions, Inc.
Stamford, Connecticut
We have audited the accompanying consolidated balance sheets of L-1 Identity Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the three years ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of L-1 Identity Solutions, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 1, 12 and 15 to the consolidated financial statements, the accompanying financial statements have been retrospectively adjusted for discontinued operations and a change in the composition of reportable segments.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 25, 2010
(November 17, 2010 as to Notes 1, 12 and 15)
L-1 Identity Solutions 2009 Annual Report | F-2

L-1 IDENTITY SOLUTIONS, INC.
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Years Ended December 31,
	2009	2008	2007
Revenues:
Services	$113,445	$77,428	$61,000
Solutions	323,684	280,711	211,533

Total revenues	437,129	358,139	272,533

Cost of revenues:
Services	102,716	66,351	52,599
Solutions	201,518	163,184	110,820
Amortization of acquired intangible assets	5,349	21,564	25,025

Total cost of revenues	309,583	251,099	188,444

Gross profit	127,546	107,040	84,089

Operating expenses:
Sales and marketing	38,651	36,425	27,719
Research and development	20,730	25,244	18,482
General and administrative	54,953	49,185	39,667
Asset impairments and merger related expenses	—	529,683	5,000
Acquisition related expenses and amortization of acquired intangible assets	662	900	1,266

Total operating expenses	114,996	641,437	92,134

Operating income (loss)	12,550	(534,397)	(8,045)
Interest income	97	252	376
Interest expense:
Contractual interest	(7,809)	(7,300)	(4,923)
Other financing costs	(6,857)	(5,981)	(3,003)
Other expense, net	(421)	(240)	(519)

Loss before income taxes and discontinued operations	(2,440)	(547,666)	(16,114)
Benefit (provision) for income taxes	1,325	(7,643)	27,758

Net income (loss) from continuing operations	(1,115)	(555,309)	11,644
Net income (loss) from discontinued operations, net of income taxes	(2,888)	3,715	4,163

Net income (loss)	(4,003)	(551,594)	15,807
Net income attributable to noncontrolling interest	(195)	—	—

Net income (loss) attributable to L-1 shareholders	$(4,198)	$(551,594)	$15,807

Basic net income (loss) per share:
Continuing operations	$(0.01)	$(7.16)	$0.16

Discontinued operations	$(0.03)	$0.05	$0.06

Attributable to L-1’s shareholders	$(0.05)	$(7.12)	$0.22

Diluted net income (loss) per share:
Continuing operations	$(0.01)	$(7.16)	$0.16

Discontinued operations	$(0.03)	$0.05	$0.06

Attributable to L-1’s shareholders	$(0.05)	$(7.12)	$0.22

Weighted average common shares outstanding:
Basic	85,516	77,518	71,663

Diluted	85,516	77,518	72,385

The accompanying notes are an integral part of these consolidated financial statements.
L-1 Identity Solutions 2009 Annual Report | F-3

L-1 IDENTITY SOLUTIONS, INC.
Consolidated Balance Sheets
(In thousands, except numbers of shares)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$6,624	$20,449
Accounts receivable, net	116,353	105,606
Inventory, net	29,384	34,509
Deferred tax asset, net	11,514	11,101
Other current assets	9,249	9,628

Total current assets	173,124	181,293
Property and equipment, net	115,500	81,268
Goodwill	889,814	890,977
Intangible assets, net	102,375	108,282
Deferred tax asset, net	26,733	23,609
Other assets, net	16,279	24,392

Total assets	$1,323,825	$1,309,821

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$110,089	$118,109
Current portion of deferred revenue	19,890	16,998
Current maturities of long-term debt	27,062	19,256
Other current liabilities	6,680	2,559

Total current liabilities	163,721	156,922
Deferred revenue, net of current portion	6,676	13,323
Long-term debt, net of current maturities	419,304	429,235
Other long-term liabilities	3,663	1,861

Total liabilities	593,364	601,341

Commitments and contingencies Equity:
Common stock, $0.001 par value; 125,000,000 shares authorized; 91,745,135 and 86,615,859 shares issued at December 31, 2009 and 2008, respectively	92	87
Series A preferred convertible stock, $0.01 par value, 15,107 shares issued and outstanding at December 31, 2008	—	15,107
Additional paid-in capital	1,432,898	1,393,763
Accumulated deficit	(627,449)	(623,251)
Pre-paid forward contract	(69,808)	(69,808)
Treasury stock, 368,843 shares of common stock, at cost	(6,173)	(6,161)
Accumulated other comprehensive (loss) income	622	(1,257)
Noncontrolling interest	279	—

Total equity	730,461	708,480

Total liabilities and equity	$1,323,825	$1,309,821

The accompanying notes are an integral part of these consolidated financial statements.
L-1 Identity Solutions 2009 Annual Report | F-4

L-1 IDENTITY SOLUTIONS, INC.
Consolidated Statements of Changes in Equity and Comprehensive Income (Loss)
(In thousands)

					Pre-paid
					Forward
		Series A			Contract To		Accumulated
		Convertible	Additional		Purchase		Other	Non-
	Common	Preferred	Paid-in	Accumulated	Common	Treasury	Comprehensive	Controlling		Comprehensive
	Stock	Stock	Capital	Deficit	Stock	Stock	Income (Loss)	Interest	Total	Income (Loss)
Balance, January 1, 2007	73	—	1,153,791	(87,464)	—	—	685	—	1,067,085
Exercise of employee stock options	1	—	10,037	—	—	—	—	—	10,038
Adjustment to fair value of stock options assumed in merger with Identix	—	—	8,520	—	—	—	—	—	8,520
Common stock issued for acquisition of McClendon	2	—	32,998	—	—	—	—	—	33,000
Common stock issued for directors’ fees	—	—	545	—	—	—	—	—	545
Common stock issued under employee stock purchase plan	—	—	2,315	—	—	—	—	—	2,315
Deferred tax benefit of stock options exercised	—	—	130	—	—	—	—	—	130
Retirement plan contributions paid in common stock	—	—	261	—	—	—	—	—	261
Pre-paid forward contract	—	—	—	—	(69,808)		—		(69,808)
Stock-based compensation expense	—	—	9,243	—	—	—	—	—	9,243
Issuance of convertible notes	—	—	15,891	—	—	—	—	—	15,891
Foreign currency translation gain	—	—	—	—	—	—	5,722	—	5,722	$5,722
Net income	—	—	—	15,807	—	—	—	—	15,807	15,807

Comprehensive income	—	—	—	—	—	—	—	—	—	$21,529

Balance, December 31, 2007	76	—	1,233,731	(71,657)	(69,808)	—	6,407	—	1,098,749
Exercise of employee stock options	—	—	2,860	—	—	—	—	—	2,860
Common stock and stock options issued for acquisition of Bioscrypt	2	—	36,568	—	—	—	—	—	36,570
Common stock issued to investors	8	—	103,857	—	—	—	—	—	103,865
Preferred stock issued to investor	—	15,107	—	—	—	—	—	—	15,107
Common stock issued for directors’ fees	—	—	582	—	—	—	—	—	582
Common stock issued under employee stock purchase plan	1	—	3,313	—	—	—	—	—	3,314
Stock options issued for officers’ bonus	—	—	125	—	—	—	—	—	125
Deferred tax charge of stock options exercised	—	—	(331)	—	—	—	—	—	(331)
Retirement plan contributions paid in common stock	—	—	1,294	—	—	—	—	—	1,294
Warrants issued & exercised	—	—	1,481	—	—	—	—	—	1,481
Repurchase of common stock	—	—	—	—	—	(6,161)	—	—	(6,161)
Stock-based compensation expense	—	—	10,283	—	—	—	—	—	10,283
Foreign currency translation loss	—	—	—	—	—	—	(6,582)	—	(6,582)	$(6,582)
Unrealized loss of financial instruments, net of tax, net of tax	—	—	—	—	—	—	(1,082)	—	(1,082)	(1,082)
Net loss	—	—	—	(551,594)	—	—	—	—	(551,594)	(551,594)

										$(559,258)
Comprehensive loss	—	—	—	—	—	—	—	—	—

Balance, December 31, 2008	$87	$15,107	$1,393,763	$(623,251)	$(69,808)	$(6,161)	$(1,257)	$—	$708,480
Reclassification of noncontrolling interest	—	—	—	—	—	—	—	84	84
Exercise of employee stock options	—	—	87	—	—	—	—	—	87
Common stock issued for directors’ fees	—	—	208	—	—	—	—	—	208
Common stock issued under employee stock purchase plan	1	—	3,351	—	—	—	—	—	3,352
Deferred tax charge of stock options exercised	—	—	(845)	—	—	—	—	—	(845)
Retirement plan contributions paid in common stock	2	—	8,468	—	—	—	—	—	8,470
Stock-based compensation expense	1	—	12,941	—	—	—	—	—	12,942
Conversion of Series A convertible preferred stock	1	(15,107)	15,106	—	—	—	—	—	—
Foreign currency translation gain	—	—	—	—	—	—	1,391	—	1,391	$1,391
Unrealized gain of financial instruments, net of tax	—	—	—	—	—	—	488	—	488	488
Net loss	—	—	—	(4,198)	—	—	—	195	(4,003)	(4,003)

Comprehensive loss	—	—	—	—	—	—	—	—	—	$(2,124)

Other	—	—	(181)	—	—	(12)	—	—	(193)

Balance, December 31, 2009	$92	$—	$1,432,898	$(627,449)	$(69,808)	$(6,173)	$622	$279	$730,461

The accompanying notes are an integral part of these consolidated financial statements.
L-1 Identity Solutions 2009 Annual Report | F-5

L-1 IDENTITY SOLUTIONS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2009	2008	2007
Cash Flow from Operating Activities:
Net income (loss)	$(4,003)	$(551,594)	$15,807
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37,129	49,412	39,237
Stock-based compensation costs	23,665	18,064	11,291
Asset impairments	—	528,577	5,000
(Benefit) provision for non-cash income taxes	(2,764)	7,548	(25,872)
Tax effect of stock option exercises	(110)	(651)	(2,676)
Amortization of deferred financing costs and debt discount	12,145	8,726	4,299
Other non cash items	(68)	349	119
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(9,980)	179	(9,331)
Inventory	4,888	(7,872)	(9,548)
Other assets	4,366	(6,418)	655
Accounts payable, accrued expenses and other liabilities	(786)	4,762	11,574
Deferred revenue	(3,880)	1,686	403

Net cash provided by operating activities	60,602	52,768	40,958

Cash Flow from Investing Activities:
Acquisitions and related costs, net of cash acquired	(3,749)	(320,480)	(132,839)
Capital expenditures	(54,992)	(22,523)	(12,995)
Additions to intangible assets	(7,545)	(7,963)	(6,304)
Decrease in restricted cash	40	47	219

Net cash used in investing activities	(66,246)	(350,919)	(151,919)

Cash Flow from Financing Activities:
Net (repayments) borrowings under revolving credit agreement	—	(84,000)	4,000
Proceeds from long term debt	—	295,000	175,000
Principal payments of term loan	(14,194)	(3,750)	—
Debt and equity issuance costs	(808)	(14,033)	(6,393)
Borrowings under revolving credit agreement	24,868	—	—
Principal payments on borrowings under revolving credit agreement and other debt	(20,895)	(1,062)	(766)
Proceeds from issuance of common stock to investors, net of issuance costs	—	103,865	—
Proceeds from issuance of preferred stock to investor	—	15,107	—
Proceeds from issuance of common stock to employees	2,474	2,669	1,838
Proceeds from exercise of stock options by employees	87	2,860	10,038
Repurchase of common stock	—	(6,161)	—
Payment for pre-paid forward contract	—	—	(69,808)
Other	(53)	325	146

Net cash provided by financing activities	(8,521)	310,820	114,055

Effect of exchange rate changes on cash and cash equivalents	340	(423)	116

Net increase (decrease) in cash and cash equivalents	(13,825)	12,246	3,210
Cash and cash equivalents, beginning of year	20,449	8,203	4,993

Cash and cash equivalents, end of year	$6,624	$20,449	$8,203

Supplemental Cash Flow Information:
Cash paid for interest	$28,943	$15,599	$8,934
Cash paid for income taxes	$849	$1,163	$465
Non-cash Transactions:
Common stock issued and options assumed in connection with acquisitions	$—	$36,570	$41,520
Warrants issued for patents	$—	$1,305	$—
Common stock issued in exchange for preferred stock	$15,107	$—	$—
Capital leases and other long term debt issued for purchase of equipment	$1,205	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.
L-1 Identity Solutions 2009 Annual Report | F-6

L-1 IDENTITY SOLUTIONS, INC.
Notes To Consolidated Financial Statements
1. DESCRIPTION OF BUSINESS
L-1 Identity Solutions, Inc. and its subsidiaries (“L-1” or the “Company”) provide solutions and services that protect and secure personal identities and assets and allow international governments, federal and state agencies, law enforcement and commercial businesses to guard the public against terrorism, crime and identity theft.
Pending Transactions
In January 2010, L-1 announced that one of its strategic goals and objectives for 2010 was to explore strategic alternatives to enhance shareholder value. Subsequently, on September 19, 2010, the Company entered into an agreement (the “Merger Agreement”) with Safran SA (“Safran”) and Laser Acquisition Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Safran, pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, the Company is to be acquired by Safran in a merger transaction providing for shareholders to receive $12.00 per share in cash, for an aggregate enterprise value of approximately $1.6 billion, inclusive of outstanding debt. Completion of the merger remains subject to certain conditions, including, among others, (i) the disposition of our SpecTal/McClendon and Advanced Concepts businesses as described below; (ii) approval of the merger transaction by our shareholders; (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) termination or expiration of the Committee on Foreign Investment in the United States (“CFIUS”) review period pursuant to the Exon-Florio Provision of the Defense Production Act of 1950; (v) completion of the novation, termination or expiration of certain contracts; (vi) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement; (vii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and Safran and compliance by the Company and Safran with their respective obligations under the Merger Agreement; (viii) no law or government order prohibiting the merger; and (ix) other customary conditions.
Also on September 19, 2010, the Company entered in a definitive agreement (the “BAE Purchase Agreement”) to sell SpecTal/McClendon and Advanced Concepts (the “Intel Business”) to BAE Systems Information Solutions, Inc. (“BAE”) (a subsidiary of BAE Systems, Inc., the U.S. affiliate of BAE Systems plc) for a purchase price of $295.8 million in cash (and approximately $7.2 million in assumed obligations), the net proceeds of which (as defined in the credit agreement) will be used to repay outstanding debt under the Company’s credit agreement. Completion of the sale remains subject to certain conditions, including, among others, (i) termination or expiration of the CFIUS review period; (ii) no Business Material Adverse Effect (as defined in the BAE Purchase Agreement) having occurred since the date of the BAE Purchase Agreement; (iii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and BAE and compliance by the Company and BAE with their respective obligations under the BAE Purchase Agreement; (iv) the completion of certain actions in respect of organizational conflict of interest provisions under certain contracts of the Intel Business; (v) no law or judgment prohibiting the sale and (vi) other customary conditions. See Note 15 to our consolidated financial statements for additional information.
The accompanying financial statements reflect the impact of the sale of the Intel Business whose operating results have been reflected as discontinued operations for all periods presented. Unless otherwise noted, revenues and expenses in these notes to consolidated financial statements exclude amounts attributable to discontinued operations. The consolidated financial statements do not reflect the pro forma effect of the sale of the Intel Business or the repayment of the long-term debt under the terms of the Credit Agreement.
Overview
The Company operates in two reportable segments: Solutions and Services. The Solutions segment includes Secure Credentialing and Biometrics/Enterprise Access. Secure Credentialing solutions span the entire secure credentialing lifecycle, from testing through issuance and inspection. This includes driver’s licenses, national IDs, ePassports and other forms of government-issued proof of identity credentials. Biometric solutions capture, manage and move biometric data for positive, rapid ID and tracking of persons of interest. Biometrics solutions also encompass access control readers that enable
L-1 Identity Solutions 2009 Annual Report | F-7

businesses and governments to secure facilities and restricted areas by preventing unauthorized entry.
Prior to September 19, 2010, the Services segment included Enrollment Services, SpecTal/McClendon and Advanced Concepts. Enrollment Services performs fingerprint-based background checks necessary for federal and state licensed employment in the banking, finance, insurance, healthcare, legal, real estate, education and other industries. SpecTal/McClendon and Advanced Concepts provide services to the national security and intelligence community, including information technology, engineering and analytics, and intelligence. As a result of accounting for SpecTal/McClendon and Advanced Concepts as discontinued operations, subsequent to September 19, 2010, the Services segment consists of the Enrollment Services operating segment and all prior period segment data have been revised accordingly.
Customers, depending on their needs, may order solutions that include hardware, equipment, consumables, software products or services or combine hardware products, consumables, equipment, software products and services to create multiple element arrangements.
Reorganization
On May 16, 2007, the Company adopted a new holding company organizational structure to facilitate the issuance of its convertible senior notes (the “Convertible Notes” or “Notes”) and the structuring of acquisitions. Pursuant to the reorganization, L-1 Identity Solutions, Inc. became the sole shareholder of its predecessor, L-1 Identity Solutions Operating Company (“L-1 Operating”, previously also known as L-1 Identity Solutions, Inc.). The reorganization has been accounted for as a reorganization of entities under common control and the historical consolidated financial statements of the predecessor entity, L-1 Operating, comprise the consolidated financial statements of the Company. The reorganization did not impact the historical carrying amounts of the assets and liabilities of the Company or its historical results of operations and cash flows.
The Company has no operations other than those carried through its investment in L-1 Operating and the financing operations related to the issuance of the Convertible Notes. A summary balance sheet of the Company (Parent Company only) is set forth below (in thousands):

	December 31,	December 31,
	2009	2008
Assets:
Deferred financing costs	$2,506	$3,454
Investment in L-1 Operating	894,988	868,925

	$897,494	$872,379

Liabilities and equity:
Accrued interest	$825	$825
Deferred tax liability	5,200	7,297
Convertible debt	161,008	155,777

	167,033	163,899
Equity	730,461	708,480

	$897,494	$872,379

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of L-1 and its wholly-owned subsidiaries and controlled entities, after elimination of material inter-company transactions and balances.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the allocation of the purchase price of the acquired businesses, assessing the impairment of goodwill, other intangible assets and property and equipment, revenue recognition, estimating the useful life of long-lived assets, inventory valuation allowance, provision for bad debts, income taxes, litigation and valuation of and accounting for financial instruments, including convertible notes, interest rate protection agreements, foreign currency contracts, warrants and stock options. Actual results could differ materially from those estimates.
L-1 Identity Solutions 2009 Annual Report | F-8

Computation of Net Income (Loss) per Share
Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per share is based upon the weighted average number of dilutive common and common equivalent shares outstanding during the year.
The per share amounts do not reflect the impact of outstanding in the money stock options, warrants and restricted share awards of 0.3 million, 0.7 million, and 2.2 million shares during the years ended December 31, 2009, 2008 and 2007, respectively, as their effect would have been anti-dilutive.
The Company calculates the effect of the Convertible Notes on diluted net income per share utilizing the “if converted” method since the Company has the right to issue shares of common stock to settle the entire obligation upon conversion. For the years ended December 31, 2009, 2008 and 2007, the effect was anti-dilutive. Accordingly, approximately 5.5 million shares of common stock issuable at conversion have been excluded from the determination of weighted average diluted shares outstanding.
In connection with the issuance of the Convertible Notes, the Company entered into a pre-paid forward contract with Bear Stearns (now JP Morgan Chase) for a payment of $69.8 million to purchase 3.5 million shares of the Company’s common stock at a price of $20.00 per share for delivery in 2012. The number of shares to be delivered under the contract is used to reduce weighted average basic and diluted shares outstanding for income (loss) per share purposes.
Basic and diluted net income (loss) per share calculations for the years ended December 31, 2009, 2008 and 2007 are as follows (in thousands, except per share data):

	2009	2008	2007
Net income (loss) of continuing operations, net of income taxes	$(1,115)	$(555,309)	$11,644

Net income (loss) from discontinued operations, net of income taxes	$(2,888)	$3,715	$4,163

Net income (loss) attributable to L-1’s shareholders	$(4,198)	$(551,594)	$15,807

Weighted Average common shares outstanding:
Basic	85,516	77,518	71,663
Effect of dilutive stock options, warrants and restricted stock awards	—	—	722

Diluted	85,516	77,518	72,385

Basic net income (loss) per share:
Continuing operations	$(0.01)	$(7.16)	$0.16

Discontinued operations	$(0.03)	$0.05	$0.06

Attributable to L-1’s shareholders	$(0.05)	$(7.12)	$0.22

Diluted net income (loss) per share:
Continuing operations	$(0.01)	$(7.16)	$0.16

Discontinued operations	$(0.03)	$0.05)	$0.06

Attributable to L-1’s shareholders	$(0.05)	$(7.12)	$0.22

Revenue Recognition
The Company derives its revenue from sales of solutions that include hardware, components, consumables and software components and related maintenance, technical support, training and installation services integral to sales of hardware and software. The Company also derives revenues from sales of fingerprinting enrollment services and government security and information technologies services. A customer, depending on its needs, may order solutions that include hardware, equipment, consumables, software products or services or combine these products and services to create a multiple element arrangement.
When a customer arrangement does not require significant production, modification or customization of software and does not include certain services considered to be essential to the functionality of the software or is not otherwise within the scope of standards applicable to long term contracts, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable.
Transactions which typically do not involve significant production, modification or customization of software, or do not otherwise include services considered to be essential to the functionality of the software include:
L-1 Identity Solutions 2009 Annual Report | F-9

•	Secure Credentialing solutions, primarily to federal and state government customers.

•	Sales of hardware products and related maintenance and services.

•	Sales of printing system components and consumables including printers, secure coating ribbon, film, and other parts, primarily to federal government customers.

•	Sales of portable devices that provide iris and face and fingerprint identification and recognition and related maintenance and services.

•	Licenses of off-the-shelf versions of fingerprint, face and iris recognition software and related maintenance and services.

•	Sales of software and software developer kits and related maintenance and services.

•	Services and software to scan, collect, and transmit fingerprints for identity and background verification.

•	Document authentication solutions, which typically include sales of hardware, software, maintenance and support.

•	Information technology and security services provided to U.S. intelligence community.
Many of the Company’s arrangements include multiple elements. Such arrangements may include one or more of the following elements: consumables, equipment, hardware, software, rights to additional software, when and if available software, software maintenance, hardware maintenance, hardware replacement, technical support services, training, installation and consulting services. For arrangements that include multiple elements that are not within the scope of standards applicable to software revenue recognition, the Company allocates value to each element based on the relative estimated fair value of each element, if fair value exists for each element. For arrangements within the scope of standards applicable to software revenue recognition, which do not involve significant modification or customization of the software or otherwise include services that are considered essential to the functionality of the software, the Company allocates value to each element based on its relative fair value, based on vendor specific objective evidence (“VSOE”) of fair value, which is determined based on the prices charged when each element is sold separately, considering renewals and other evidence of fair value, as appropriate. If fair value or VSOE of fair value, if applicable, exists for all undelivered elements, but does not exist for the delivered element, then the residual method is used to allocate value for each element. Under the residual method, each undelivered element is allocated value based on fair value or VSOE of fair value, if applicable, for that element and the remainder of the total arrangement consideration is allocated to the delivered element. If fair value or VSOE of fair value, if applicable, does not exist for all undelivered elements, revenue is deferred until such time as fair value of undelivered elements is established, at which time revenue is recognized for all delivered elements. Revenue for maintenance and support is recognized ratably over the remaining term of any maintenance support period.
For transactions not within the scope of standards applicable to revenue recognition for long term contracts or software sales, revenue is generally recognized upon passage of title for product sales, and performance for services, provided the four revenue recognition criteria listed above are met. In certain cases, customer acceptance is required, in which case revenue is deferred until customer acceptance is obtained. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collection is not considered probable, revenue is recognized when the revenue is collected. Maintenance, hardware replacement, and technical support revenues are typically recognized ratably over the contract term, which approximates the timing of services rendered. Revenues from security, technology, training and similar services, including in revenue earned under time and material, fixed price level of effort and cost reimbursable contracts, is recognized as the services are rendered. Revenue from the collection and transmission of fingerprints for identity and background verification is recognized when the fingerprint is transmitted to applicable background vetting agency. L-1’s arrangements generally do not include a right to return. Expenses on all services are recognized when the costs are incurred.
Revenue related to consumables, equipment and hardware sales that require no installation is recognized in accordance with the terms of the sale, generally when the product is shipped, provided no significant obligations remain and collection of the receivable is deemed reasonably assured. Certain hardware sales to end users
L-1 Identity Solutions 2009 Annual Report | F-10

require installation subsequent to shipment and transfer of title. Recognition of revenue related to hardware sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. When hardware products are sold through authorized representatives, dealers, distributors or other third party sales channels the obligation to install the hardware generally does not remain the Company’s responsibility, but is rather an obligation of the authorized representative, dealer, distributor or other third party and to its ultimate customer. Consequently, for sales to third party distributors, revenue is recognized at the time title is transferred, which is generally upon shipment. On rare occasions, the Company is required to install products on behalf of third party distributors. In these cases, revenue is recorded in the same manner as products sold to end users where acceptance of the product by the third party distributor is contingent upon successful installation of the product.
Revenue from software sales and licenses is recognized in accordance with standards applicable to software sales. The Company recognizes revenue of software products when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and the collection is probable and VSOE exists for the undelivered element.
In the event that a multiple element arrangement includes hardware, software and services and the software is more-than-incidental to the arrangement, but not essential to the functionality of the hardware, the company recognizes revenues on software and non software elements pursuant to the respective standards applicable to software and non software elements.
When multiple-element arrangements include software deliverables and involve significant production, modification or customization of the software, or otherwise involve services that are considered to be essential to the functionality of the software, L-1 applies the accounting standards applicable to long term contracts. When VSOE of fair value exists for software maintenance, technical support or other services in arrangements requiring contract accounting, revenue for software maintenance, technical support and other services is recognized as the services are performed and the rest of the arrangement is accounted for under standards applicable to long term contracts. When VSOE of fair value is not available for such services the entire arrangement is accounted for under standards applicable to long term contracts and the related revenue is recognized with the rest of the contract deliverables under the percentage of completion method.
In general, transactions that involve significant production, modification or customization of software, or otherwise include services considered to be essential to the functionality of the software and which are accounted in accordance with standards applicable to long term contracts, include:
•	Contracts or elements of contracts for the production of drivers’ licenses and other identification credentials that require delivery and installation of customized software.

•	Identity solutions contracts, typically providing for the development, customization and installation of fingerprinting, face and iris recognition solutions for government agencies, law enforcement agencies and businesses. These contracts are generally for a fixed price, and include milestones and acceptance criteria for the various deliverables under the contract.
In addition, the Company uses contract accounting for certain federal government contracts.
Revenue from long term contracts is recognized under the percentage of completion method. The Company measures the percentage of completion using either input measures (e.g., costs incurred) or output measures (e.g., contract milestones), whichever provides the most reliable and meaningful measure of performance in the circumstances. Milestones are specific events or deliverables clearly identified in the contract and can include delivering customized systems, installation and services. When milestone measures are used, revenue is recognized when performance of milestones is achieved. The Company recognizes revenue based on the total milestones billable to the customer less revenue related to any future maintenance service requirements. On contracts where milestones are not used, the Company generally recognizes revenue on a cost-to-cost basis or as the units are delivered, whichever is most appropriate in the circumstances. The cumulative impact of any revision in estimates to complete or recognition of
L-1 Identity Solutions 2009 Annual Report | F-11

losses on contracts is reflected in the period in which the changes or losses become known. The excess of billings under these contracts as current assets.
Driver’s license contracts or credentialing contracts or contract elements within such contracts, generally require that L-1 incur upfront costs related to software, hardware and other equipment. Such costs are capitalized and are depreciated over the of the contract term life, beginning when the system goes into service. The delivery of credentials or licenses typically requires us to customize, design, and install equipment and software at customer locations, as well as perform training, supply consumables, maintain equipment and provide support services. Costs related to customized software are capitalized during the period L-1 is designing and installing the system and are amortized over the estimated useful life beginning when the system goes into service. Revenue on these contracts is Company records costs and estimated earnings in earned based on, and is contingent upon, the production of licenses or credentials utilizing the deployed system and is therefore recognized when the credentials are produced. If contractual arrangements include the sale of consumables on equipment whose title is transferred to the customer, the Company recognizes revenue when title is transferred.
Cash and Cash Equivalents
The Company considers highly liquid investments with original maturities of three months or less at the time of acquisition to be cash equivalents. At December 31, 2009 and 2008, the Company’s cash equivalents consisted of money market accounts and overnight investments with banks.
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Financial Instruments
The carrying amounts of accounts receivable, net, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short term maturities. The carrying amount of borrowings under the revolving credit agreement approximates fair value since the long-term debt bears interest at variable rates. The fair value of the Convertible Notes and Term Loan is based on transaction prices. The fair value of interest rate protection agreements and foreign currency forward contracts are determined based on the estimated amounts that such contracts could be settled with the counterparty at the balance sheet date, taking into account current interest rates, future expectations of interest rates, and L-1’s current credit worthiness. The recorded and estimated fair values are as follows at December 2009 and 2008:

	Assets (Liabilities)
	Recorded amount at	Fair Value at
	December 31,	December 31,
	2009	2009
Accounts Receivable	$116,353	$116,353
Accounts Payable and Accrued Expenses, Excluding Interest Rate Protection Agreements	(108,193)	(108,193)
Other Current Liabilities	(6,680)	(6,680)
Revolving Credit Facility	(4,868)	(4,868)
Term Loan	(278,878)	(283,833)
Convertible Notes	(161,008)	(160,388)
Other Debt	(1,611)	(1,611)
Derivatives:
Foreign Currency Forward Contracts (included in accounts payable and accrued expenses)	(9)	(9)
Interest Rate Protection Agreements (included in accounts payable and accrued expenses)	(1,896)	(1,896)

	Recorded amount at	Fair Value at
	December 31,	December 31,
	2008	2008
Accounts Receivable	$105,606	$105,606
Accounts Payable and Accrued Expenses, Excluding Interest Rate Protection Agreement	(116,327)	(116,327)
Other Current Liabilities	(2,559)	(2,559)
Revolving Credit Facility	—	—
Term Loan	(291,778)	(256,256)
Convertible Notes	(155,777)	(83,895)
Other Debt	(936)	(936)
Derivatives:
Foreign Currency Forward Contracts (included in accounts payable and accrued expenses)	435	435
Interest Rate Protection Agreements (included in accounts payable and accrued expenses)	(1,782)	(1,782)
L-1 Identity Solutions 2009 Annual Report | F-13

Concentrations of Credit Risk
Financial instruments that subject the Company to credit risk primarily consist of cash equivalents and accounts receivable. The Company’s credit risk is managed by investing cash and cash equivalents primarily in high-quality money market instruments.
Accounts receivable are principally due from government agencies and contractors to government agencies. No collateral is required. Accounts receivable are not sold or factored. Billings rendered in connection with work performed are in accordance with the terms of the contract and collateral is not required. Management periodically reviews accounts receivable for possible uncollectible amounts. In the event management determines a specific need for an allowance, a provision for doubtful accounts is provided.
Including discontinued operations, as of December 31, 2009, U.S. Federal government agencies, directly or indirectly, accounted for 41 percent of consolidated accounts receivable. As of December 31, 2008, U.S. Federal government agencies, directly or indirectly accounted for 51 percent of consolidated accounts receivable.
Inventory and Suppliers
Inventory is stated at the lower of cost or market. L-1 uses the first-in, first-out method to determine costs of inventory. The Company evaluates inventory on a quarterly basis for obsolete or slow-moving items and records the resulting write-downs to cost of revenues. L-1 obtains certain products and services from a limited group of suppliers and contract manufacturers. While a loss of a supplier could delay sales and increase the Company’s costs, alternative sources of suppliers are available.
Property and Equipment
Property and equipment are recorded at cost or at fair value for items acquired under capital leases or in acquisitions. Cost includes capitalized interest for self constructed assets. Depreciation and amortization are calculated using the straight-line methods over the estimated useful lives of the related assets.
System assets acquired and developed in connection with drivers’ license contracts are depreciated over the estimated useful life of the related contract, ranging from one to seven years, using the straight-line method beginning when the system goes into service. The straight line method approximates the pattern of recognition of the gross revenues over the estimated useful life of the contracts, which take into account contract options that the Company believes will be exercised. In connection with the acquisition of Digimarc Corporation (“Old Digimarc”), the Company evaluated the useful lives of the system assets of the acquired business, and based on the historical experience of both the Company and Old Digimarc determined that the useful lives of system assets are usually extended beyond the initial term of the contract as the customers routinely exercise their options to extend the contract. Accordingly the Company changed its depreciable lives to take into account renewal options that the Company believes will be exercised. The change in depreciable lives reduced depreciation expense by approximately $1.5 million in 2008 and is related primarily to the assets acquired in connection with the acquisition of Old Digimarc.
Intangible Assets
Intangible assets primarily consist of completed technology, trade names, customer contracts and relationships and other assets primarily arising from the acquisition of businesses or business assets. These intangible assets are primarily amortized on a basis consistent with the timing and pattern of expected cash flows used to value the intangibles, generally on a straight line basis over useful lives ranging from 3 to 25 years.
Goodwill
The Company tests goodwill for impairment on an annual basis, or between annual tests, in certain circumstances, such as the incurrence of operating losses or a significant decline in earnings associated with the asset. The Company evaluates goodwill for impairment using the two-step approach as prescribed in the relevant guidance. The first step is to compare the fair value of the reporting unit to the carrying amount of the reporting unit. If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment. The Company performs the initial step by comparing the carrying value to the estimated fair value of the reporting units, which is determined primarily by using the discounted cash flows method, but considers
L-1 Identity Solutions 2009 Annual Report | F-14

comparable market multiples and market transactions when available and suitable, as well as other factors. Based upon these tests, L-1 determined that no goodwill impairment resulted at October 31, 2009, the date of the annual goodwill impairment test. In 2008, L-1 determined the fair value of the biometrics business units were less than their carrying amounts resulting in a goodwill impairment. See Note 14.
Long-Lived Assets
The Company evaluates long-lived assets with finite lives, such as intangible assets, property and equipment and certain other assets, for impairment in accordance with the standard, Accounting for the Impairment or Disposal of Long-Lived Assets. L-1 records an impairment charge whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable from estimated undiscounted future cash flows from the use of these assets. When such impairment is indicated, the related assets are written down to estimated fair value.
Research and Development Costs
Research and development costs are charged to expense as incurred. For the years ended December 31, 2009, 2008 and 2007, the Company received funding under time and materials contracts to perform services for conceptual formulation, design or testing of possible product or process alternatives, which it recorded as an operating expense offset under the requirements of the standard, Research and Development Arrangements. The Company received funding of $0.4 million, $0.5 million, and $0.7 million during the years ended December 31, 2009, 2008 and 2007, respectively. In certain circumstances the government obtains a royalty free right to use the technology developed under these contracts. The Company generally retains the right to the data and ownership of the results of its own research and development efforts.
In addition, the Company has research and development contracts which are accounted for pursuant to the standards applicable to long term contracts. The Company recognized revenues of $4.9 million, $6.7 million and $5.9 million related to these contracts during the years ended December 31, 2009, 2008 and 2007, respectively.
Financing Costs
Costs incurred in obtaining financing are capitalized and amortized over the term of the related debt using the effective interest method. Amortization of deferred financing costs was $4.6 million, $4.2 million and $1.3 million during the years ended December 31, 2009, 2008, and 2007, respectively, of which $1.3 million, $1.4 million, and $0.0 million, is included in continuing operations. Accretion of debt discount, also using the effective interest method, was $6.5 million, $4.5 million and $3.0 million during the years ended December 31, 2009, 2008, and 2007, respectively. Costs related to modifications of financing arrangements that do not qualify as extinguishment of debt are expensed as incurred.
Software Costs
The Company capitalizes certain costs incurred in the development of computer software to be sold or leased once technological feasibility is reached. During the years ended December 31, 2009, 2008 and 2007, the Company capitalized $4.6 million, $6.9 million and $3.5 million, respectively, which are being amortized over three to five years. L-1 recorded amortization expense of $2.2 million, $2.4 million and $0.4 million related to these assets during the years ended December 31, 2009, 2008 and 2007, respectively.
Costs related to software developed for internal use are expensed as incurred until the application development stage has been reached. Costs for externally purchased software are capitalized and depreciated over their estimated useful life not to exceed five years. Costs for self constructed assets includes capitalized interest.
Warranty
The Company provides a warranty for manufacturing and material defects on hardware sold. A reserve for warranty costs, based on estimates utilizing projected costs to repair units, is recorded and periodically adjusted to reflect actual experience. See Note 3.
Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred
L-1 Identity Solutions 2009 Annual Report | F-15

income tax assets and liabilities are measured using currently enacted tax rates and changes in tax rates are recognized in income in the period that includes the enactment date. The deferred tax asset valuation allowance is increased or reduced when the Company, based on estimated income of the appropriate character and in the appropriate jurisdiction, determines it is more likely than not that the amounts of the deferred tax benefits that will not be realized differ from the recorded amounts. Prior to January 1, 2009 a reduction of the valuation allowance was recorded either as a benefit in the income statement or as a reduction of goodwill if the reduction was related to pre-acquisition net operating loss carry-forwards. After December 31, 2008, all changes in the valuation allowance is reflected in the income statement.
During the fourth quarter of 2008, management evaluated the adequacy of the valuation allowance in light of the results for the year and determined that, based on the cumulative results of operations for the three years ended December 31, 2008, after considering items that do not enter in the determination of taxable income, and the likely future operating results, it was more likely than not that the portion of the tax benefits of net operating loss carry-forwards that would not be realized would be higher than previously recorded. As a result, the Company increased the deferred tax asset valuation allowance to reflect the estimated tax benefits it expected to realize. During 2009, the Company reevaluated the adequacy of the valuation allowance based upon the same methodology used in 2008 and 2007 and determined that the valuation allowance is adequate.
It is possible that, depending on the cumulative results of operations for the three year period ending on December 31, 2010, after considering items that do not enter in the determination of taxable income, and the then likely operating results, the valuation allowance may be increased or decreased.
In July 2006, the Financial Accounting Standards Board (“FASB”) issued an interpretation, which provides that the tax benefits of a tax position is recognized if the enterprise determines that it is more likely than not that a tax position will be sustained based on the technical merits of the position, on the presumption that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting for interim periods and transition. The adoption of the interpretation on January 1, 2007 did not have a material impact on the consolidated financial statements.
Foreign Currency Translation and Transactions
Assets and liabilities of L-1’s operations in Germany and Canada are denominated in Euros and Canadian dollars, respectively, which are also the functional currency and are translated into U.S. dollars at exchange rates as of each balance sheet date. Income and expense accounts are translated into U.S. dollars at the average rates of exchange prevailing during the periods presented. Adjustments resulting from translating foreign currency financial statements into U.S. dollars of operations whose functional currencies are the local currency are included in accumulated other comprehensive income or loss as a separate component in equity. The functional currency of the Company’s Mexican operations is the U.S. dollar. Accordingly, monetary assets and liabilities are re-measured to U.S. dollars at the balance sheet date with the gain or loss reflected in income. Non-monetary assets and liabilities are re-measured in U.S. dollars at historical rates.
From time to time, the Company utilizes foreign currency forward contracts to mitigate the exchange rate impact of specific purchase obligations denominated in foreign currencies. All gains and losses resulting from the change in fair value of the contracts are recorded in operations. For the years ended December 31, 2009 and 2008, other expense, net, included a loss of approximately $0.4 million and $0.2 million, respectively, consisting of realized and unrealized gains and losses related to foreign currency transactions and balances. During the year ended December 31, 2007, the Company did not have any foreign currency forward contracts. None of the foreign currency forward contracts were terminated prior to settlement. The fair value of forward currency contracts at December 31, 2009 and 2008 resulted in an unrealized loss of $0.1 million and an unrealized gain of $0.4 million, respectively.
L-1 Identity Solutions 2009 Annual Report | F-16

Stock-Based Compensation
Stock-based compensation cost is estimated at the grant date based on the fair value of the award and compensation cost is recognized as an expense over the requisite service period of the award, generally the vesting period based on the awards expected to vest. The estimated fair value of restricted stock and stock option awards is determined on the date of the grant.
L-1 uses the Black-Scholes valuation model to estimate the fair value of option awards. Determining the appropriate fair value model and related assumptions requires judgment, including estimating common stock price volatility, forfeiture rates and expected terms. The expected volatility rate is based on the historical volatility of the Company’s common stock. The expected life of options is based on the average life of 6.3 years. The Company estimated forfeitures when recognizing compensation expense based on historical rates. The risk free interest rate is based on the 7 year treasury security as it approximates the estimated 6.3 year expected life of the options. The Company updates these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are warranted. In 2009 and 2008, the Company updated its forfeiture rate assumption, which resulted in an increase of expense of $1.7 million in 2009 and a decrease in expense of $0.3 million in 2008. Restricted stock awards are valued at the market price at the date of grant.
Stock-based compensation from both continuing and discontinued operations for 2009, 2008 and 2007 was $23.7 million, $18.1 million and $11.3 million, respectively, and includes $1.6 million in 2009, $0.7 million in 2008 and $0.6 million in 2007 related to restricted stock issuances. Stock-based compensation also includes $0.2 million, $0.3 million and $0.6 million for 2009, 2008 and 2007, respectively, for incentive compensation settled or to be settled in common stock and fully vested stock options, as well as stock-based compensation related to the Company’s retirement plan contributions, settled or to be settled in, common stock of $9.4 million, $6.5 million, and $0.3 million for 2009, 2008, 2007, respectively. The Company has recognized all compensation expense in the consolidated statements of operations for 2009, 2008 and 2007 and did not capitalize any such costs.
Stock based compensation attributable to discontinued operations was $8.7 million, $6.3 million and $0.7 million for the 2009, 2008 and 2007, respectively. The following table presents stock-based compensation expense included in continuing operations (in thousands):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
Cost of revenues	$873	$987	$609
Research and development	1,785	1,814	1,167
Sales and marketing	1,944	1,818	1,806
General and administrative	10,398	7,227	7,034

Total Stock-based compensation	$15,000	$11,846	$10,616

L-1 Identity Solutions 2009 Annual Report | F-17

Advertising Costs
Advertising costs are charged to expense as incurred. Advertising expense for the years ended December 31, 2009, 2008 and 2007 was $0.2 million, $0.3 million and $1.4 million, respectively.
Recent Accounting Pronouncements
During 2009, the Company adopted the following accounting standards:
In September 2006, the Financial Accounting Standards Board (FASB) issued the accounting standard, “Fair Value Measurements and Disclosures”. With respect to financial assets and liabilities, this was effective for financial statements issued for fiscal years beginning after November 15, 2007. With respect to non-financial assets and liabilities, the standard was effective on January 1, 2009. The adoption of this standard did not have a material effect on the consolidated financial statements of any period presented.
In March 2008, the FASB issued the accounting standard, “Disclosures about Derivative Instruments and Hedging Activities”. The adoption of this standard, effective January 1, 2009, did not have a material impact on the condensed consolidated financial statements. See Note 3.
In December 2007, the FASB issued the accounting standard, “Business Combinations”, which establishes standards for how the acquirer of a business recognizes and measures the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree in its financial statements. The standard also provides guidance for recognizing and measuring the goodwill acquired in the business combination and for information to disclose. Among other things, the standard requires securities issued in a business combination to be valued as of the acquisition date, transaction costs incurred in connection with an acquisition be expensed, except acquiree costs that meet the accounting standard, “Accounting for Costs Associated with Exit or Disposal Activities”, contingent consideration be recognized at fair value as of the date of acquisition with subsequent changes reflected in income, and in-process research and development be capitalized as an intangible asset. The Company adopted the provisions of the standard effective January 1, 2009. As a result of the adoption of the standard, the Company expensed transaction costs of $0.7 million for the year ended December 31, 2009 and retroactively expensed previously deferred transaction costs of $0.1 million in prior periods. L-1 expects that the adoption of the standard will have a continuing material impact in accounting for future acquisitions.
In December 2007, the FASB issued the standard “Noncontrolling Interests in Consolidated Financial Statements” adopted as of January 1, 2009. The Company did not retroactively revise the financial statements for prior periods because the impact was immaterial.
In May 2008, the FASB issued the standard “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion” (Including Partial Cash Settlement). This guidance required the Company to separately account for the liability and equity components of the Company’s 3.75 percent Convertible Notes in a manner that results in recording interest expense using the Company’s nonconvertible debt borrowing rate for such debt. The associated discount is amortized using the effective interest rate method over five years from the date of the debt issuance. The Company adopted the standard on January 1, 2009, and applied its provisions retrospectively to all periods presented.
In April 2009, the FASB issued the standard, “Interim Disclosures about Financial Instruments”. The standard amends previous guidance to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim and in annual financial statements and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This guidance was effective for interim periods ending after June 15, 2009. The adoption of this standard did not have a material effect on the consolidated financial statements of any period presented.
In April 2009, the FASB issued the standard, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” which amends and clarifies previous guidance to address application issues related to the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The standard was effective for assets or liabilities arising from contingencies in business
L-1 Identity Solutions 2009 Annual Report | F-18

combinations consummated after December 15, 2008. L-1 expects that the adoption of this guidance will likely have a continuing material impact in accounting for future acquisitions.
In May 2009, the FASB issued the standard, “Subsequent Events”, which establishes general accounting standards for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This standard was effective for interim or annual financial periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the financial statements for any of the periods presented.
In August 2009, the FASB issued the standard “Fair Value Measurements and Disclosures”. This accounting update was effective for interim financial periods ending after August 2009. The adoption of this standard did not have a material impact on the financial statements for any of the periods presented.
Recently Issued Accounting Standards
In June 2009, the FASB issued the standard, “Amendments to FASB Interpretation No. 46(R)”. The standard changes the criteria to determine how an investee for a company is insufficiently capitalized or is not controlled through voting (or similar rights) and therefore should be consolidated. The standard is to become effective for transactions consummated after January 1, 2010. L-1 expects that if it enters into transactions that are within the scope of this standard, its adoption of this standard could have a material impact on L-1’s financial statements.
In October 2009, the FASB issued the standard, “Multiple Element Arrangements”, which modifies accounting for multiple element arrangements by requiring that the separation of the arrangements be based on estimated selling prices based on entity specific assumptions rather than fair value, eliminating the residual method of allocation and requiring additional disclosures related to such arrangements. The standard is effective prospectively for arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company has not yet evaluated the impact the adoption of the standard will have on its consolidated financial statements.
Also in October 2009, the FASB issued the standard, “Certain Revenue Arrangements That Include Software Elements”, which amends software revenue recognition guidance to eliminate from its scope tangible products containing software components that function together to deliver the tangible product’s essential functionality and to provide guidance on how to allocate arrangement consideration to deliverables in an arrangement that contain both tangible products and software. The standard is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company has not yet evaluated the impact the adoption of the standard will have on its consolidated financial statements.
In January 2010, the FASB issued the standard, “Fair Value Measurements and Disclosures — Improving Disclosures about Fair Value Measurements”. This accounting update was effective for the first interim or annual financial reporting period beginning after December 15, 2009. The adoption of this standard is not expected to have a material impact on the financial statements.
L-1 Identity Solutions 2009 Annual Report | F-19

3. ADDITIONAL FINANCIAL INFORMATION
Property and Equipment
Property and equipment comprised the following as of December 31, 2009 and 2008 (in thousands):

			Weighted
	December 31,		Average
	2009	2008	Useful Life
System assets	$92,753	$81,394	3-7 years
Computer and office equipment	9,147	7,046	3-5 years
Machinery and equipment	23,107	18,029	2 years
Construction in progress	53,436	23,970	—
Leasehold improvements	7,652	1,217	5 years
Other- including tooling and demo equipment	4,234	1,880	2-5 years

	190,329	133,536
Less, accumulated depreciation	74,829	52,268

	$115,500	$81,268

At December 31, 2009 property and equipment includes approximately $4.0 million related to the suspended Registered Traveler program, which is expected to be recovered from future cash flows upon restart of the program. Included in the asset impairment charges for 2008 is $3.4 million related to certain biometrics property and equipment. See Note 14 to the consolidated financial statements.
Capital expenditures in 2009 aggregated $55.0 million, principally related to the Solutions segment.
Depreciation expense on property and equipment for the years ended December 31, 2009, 2008 and 2007 was $23.5 million, $18.1 million and $9.1 million, respectively, of which $0.2 million, $0.3 million, and $0.2 million is included in discontinued operations. For the year ended December 31, 2009, the Company capitalized interest of $1.8 million.
The following table presents depreciation and amortization expense, excluding amortization of acquisition related intangible assets, but includes amortization of other intangible assets as reflected in continuing operations (in thousands):
Depreciation and Amortization

	Twelve Months Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
Cost of revenues	$23,021	$17,098	$6,671
Sales and marketing	294	318	231
Research and development	437	820	610
General and administrative	3,419	3,174	1,952

	$27,171	$21,410	$9,464

L-1 Identity Solutions 2009 Annual Report | F-20

Inventory, net
Inventory comprised the following as of December 31, 2009 and 2008, net of write downs of $3.2 million and $4.1 million, respectively (in thousands):

	December 31,
	2009	2008
Purchased parts and materials	$23,107	$27,218
Work in progress	615	1,171
Inventoried contract costs	3,193	2,629
Finished goods	2,469	3,491

	$29,384	$34,509

Approximately $2.1 million and $6.4 million of inventory at December 31, 2009 and 2008, respectively, were held at customer sites.
Goodwill
Goodwill comprises the following for the years ended December 31, 2009, 2008 and 2007 (in thousands):

			Discontinued
	Solutions	Services	Operations	Total
Balance, January 1, 2007	$813,435	$59,014	$78,994	$951,443
ComnetiX acquisition	—	15,046	—	15,046
ACI acquisition	—	—	49,761	49,761
McClendon acquisition	—	—	54,723	54,723
Additions (reductions) of deferred tax asset valuation allowance	(35,951)	560	—	(35,391)
Other, net	7,111	10,017	1,560	18,688

Balance, December 31, 2007	784,595	84,637	185,038	1,054,270
Reclassification of ComnetiX products business	9,780	(9,780)	—	—
Bioscrypt acquisition	39,440	—	—	39,440
Old Digimarc acquisition	228,967	—	—	228,967
Impairment charges	(430,000)	—	—	(430,000)
Other, net	(3,655)	(1,069)	3,024	(1,700)

Balance, December 31, 2008	629,127	73,788	188,062	890,977
Old Digimarc final acquisition adjustments	(3,379)	—	—	(3,379)
Currency translation adjustments	192	938	—	1,130
Other, net	559	—	527	1,086

Balance, December 31, 2009	$626,499	$74,726	$188,589	$889,814

As of December 31, 2009, approximately $159.5 million of goodwill was deductible for income tax purposes, of which $51.8 million relates to continuing operations.
The impairment charge recorded in 2008 is the only goodwill impairment recorded since 2007. See Note 14 to the consolidated financial statements for additional information.
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Intangible Assets
Intangible assets comprise the following as of December 31, 2009 and 2008 (in thousands):

	December 31, 2009		December 31, 2008
		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization
Acquisition related intangibles:
Completed technology	$14,425	$(4,853)	$14,606	$(2,187)
Core technology	340	(79)	340	(11)
Trade names and trademarks	7,263	(2,269)	7,168	(1,463)
Customer contracts and relationships	104,063	(31,382)	103,852	(22,509)

	126,091	(38,583)	125,966	(26,170)
Non-acquisition related intangibles	23,591	(8,724)	16,029	(7,543)

	$149,682	$(47,307)	$141,995	$(33,713)

In 2008, the Company recorded an impairment of $95.2 million for intangible assets, substantially all of which is related to its biometrics business. In 2007, the Company recorded an impairment of $5.0 million for intangible assets related to certain acquired product lines, also related to the biometrics business. See Note 14 for additional information.
Amortization of acquisition related intangible assets for the years ended December 31, 2009, 2008 and 2007, was $9.7 million, $27.7 million and $29.6 million, respectively, of which $4.3 million, $5.3 million and $3.4 million, respectively is included in discontinued operations. Other intangible asset amortization excluding acquisition related amortization was $4.0 million, $3.7 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively, all of which is included in continuing operations. The following summarizes amortization of acquisition related intangible assets included in continuing operations (in thousands):

	Twelve Months Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
Cost of revenues	$5,349	$21,564	$25,025
General and administrative	—	828	1,227

	$5,349	$22,392	$26,252

Amortization of acquisition related intangible assets for the subsequent five years and thereafter is as follows: $8.8 million, $8.0 million, $7.2 million, $6.6 million, $4.7 million and thereafter is $52.2 million, respectively, of which $4.8 million, $4.4 million, $3.7 million, $3.4 million, $1.6 million and $28.9 million relate to continuing operations, respectively.
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Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses comprise the following as of December 31, 2009 and 2008 (in thousands):

	December 31,
	2009	2008
Accounts payable	$48,852	$48,601
Accrued compensation	12,027	16,123
Accrued vacation	8,373	7,874
Accrued subcontractor costs	5,398	7,668
Accrued professional services	4,836	8,196
Accrued retirement plan contributions	6,027	5,701
Other	24,576	23,946

	$110,089	$118,109

Warranty Reserves
The activity in the warranty reserves for the years ended December 31, 2009, 2008 and 2007 comprises the following (in thousands):

December 31,
Balance, January 1, 2007	$1,660
Provisions	619
Charges	(1,634)

Balance, December 31, 2007	645
Provisions	132
Charges	(30)

Balance, December 31, 2008	747
Provisions	73
Charges	(170)

Balance, December 31, 2009	$650

Accounts Receivable, net
At December 31, 2009 and 2008 accounts receivable, net includes unbilled receivables of $33.7 million and $20.0 million, respectively, of which over 90 percent are expected to be billed and collected in 2010. Of the total unbilled receivables, approximately $13.8 million represents revenue earned which could not be billed pending receipt of data to complete the billings, primarily related to credentials produced. The remaining balances primarily represent revenues earned which will be billed in accordance with payment schedules specified, or otherwise in accordance with the terms of, the contracts. The activity in the accounts receivable reserves for the years ended December 31, 2009, 2008, and 2007 comprises the following (in thousands):

Balance, January 1, 2007	$683
Additions	571
Write-offs	(40)

Balance, December 31, 2007	1,214
Additions	825
Write-offs	(261)

Balance, December 31, 2008	1,778
Additions	4,079
Write-offs	(948)

Balance, December 31, 2009	$4,909

Derivatives
The Company is exposed to interest rate risk and foreign exchange risks that in part are managed by using derivative financial instruments. These derivatives include foreign currency forward contracts related to risks associated with foreign operations and interest protection agreements related to risks associated to variable rate borrowings. The Company does not use derivatives for trading purposes and at December 31, 2009, has no derivatives that are designated as fair value hedges.
Derivatives are recorded at their estimated fair values. Derivatives designated and effective as cash flow hedges are reported as a component of other comprehensive income and reclassified to earnings in the same periods in which the hedged transactions impact earnings. Gains and losses related to derivatives not meeting the requirements of hedge accounting and the portion of derivatives related to hedge ineffectiveness are recognized in current earnings.
At December 31, 2009 and 2008, the Company had outstanding foreign currency forward contracts denominated in Japanese Yen aggregating $1.8 million and $3.5 million, respectively.
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The following summarizes certain information regarding the Company’s derivatives financial instruments (in thousands) which have been designated and are effective as cash flow hedges:

		Gain (loss) reclassified from
		OCI to Income Statement
	Recognized	Twelve Months	Twelve Months
	In OCI at	Ended	Ended
	December 31, 2009	December 31, 2009	December 31, 2008
Interest rate protection agreements	$(978)	$(489)	$—
Foreign currency forward contracts	—	235	—
The amount included in OCI which is expected to be recognized in 2010 approximates $0.5 million.
The following summarizes certain information regarding the Company’s derivatives financial instruments not designated or not effective as hedges (in thousands):

		Amounts of Gain (Loss) Recognized
		in Income Statement
		Twelve Months	Twelve Months
	Income Statement	Ended	Ended
	Caption	December 31, 2009	December 31, 2008
Interest rate protection agreements	Interest Expense	$(429)	$—
Foreign currency forward contracts	Other Expense, net	$50	$435
The Company has entered into interest rate protection agreements to reduce its exposure to the variable interest rate payments on its term loan. In October 2008, the Company entered into an interest rate protection agreement with a notional amount of $62.5 million, and expires in November, 2011. Under the term of the agreement, the Company pays the counter party a fixed rate of 4.1 percent and receives variable interest based on three-month LIBOR (subject to a floor of 3.0 percent). In May 2009, the Company entered into two additional interest rate protection agreements with notional amounts of $50.0 million each, and expire in May 2011, pursuant to which the Company pays a fixed rate of 1.4 percent and receives three month LIBOR. The counterparties to these agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, the Company’s exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. L-1 does not anticipate non-performance by the counterparties.
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Products and Services Revenues
The following provides details of the products and services revenues included in continuing operations for the years ended December 31, 2009, 2008 and 2007 (in thousands):

	2009	2008	2007
Services:
U.S. Federal government services	$35,737	$19,535	$19,355
State and local government services	77,708	57,893	41,645

Total Services	113,445	77,428	61,000

Solutions:
State and local government solutions	117,547	67,723	31,323
Hardware and consumables	116,305	137,590	126,537
Software, licensing fees and other	56,047	46,126	29,093
Maintenance	33,785	29,272	24,580

Total Solutions	323,684	280,711	211,533

Total revenues	$437,129	$358,139	$272,533

Services revenues included in continuing operations represent primarily revenues from enrollment services contracts for which the Company is compensated based on volume of enrollments performed. Solutions revenues comprise revenues from the delivery of consumables and equipment, as well as hardware, software and systems that include related services, primarily maintenance, bundled with the related product deliverables. Because the product functionality is the primary deliverable for the customer, we have included the total revenues from these arrangements in solutions revenues. Solutions revenues also include revenues related to driver’s license production contracts for which we provide systems and maintenance, produce the licenses and are compensated in one all inclusive price per license as the licenses are produced.
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4. RELATED PARTY TRANSACTIONS
Aston Capital Partners, L.P. (“Aston”), an affiliate of L-1 Investment Partners LLC, owns approximately 8.3 percent, and of L-1’s outstanding common stock. Mr. Robert LaPenta, Mr. James DePalma, Mr. Joseph Paresi and Ms. Doni Fordyce, each executive officers of the Company, directly and indirectly hold all the beneficial ownership in L-1 Investment Partners LLC and Aston Capital Partners GP LLC, the investment manager and general partner of Aston. Mr. LaPenta is also the Chairman of the Board of Directors and Chief Executive Officer and President of the Company. Mr. DePalma is also the Chief Financial Officer and Treasurer of the Company.
On August 5, 2008, Mr. Robert LaPenta purchased 750,000 shares of L-1 common stock and 15,107 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”). Pursuant to the definitive purchase agreement (the “LaPenta Agreement”), L-1 issued 15,107 shares of Series A Preferred Stock with an initial liquidation preference of $1,000 per share and 750,000 shares of L-1 common stock to Mr. LaPenta. Each share of Series A Preferred Stock was convertible into a number of shares of L-1 common stock equal to the liquidation preference then in effect, divided by $13.19 subject to stockholder approval pursuant to the listed company rules of the New York Stock Exchange, Inc. Such stockholder approval was obtained at L-1’s annual meeting held on May 6, 2009, and the shares of Series A Preferred Stock held by Mr. LaPenta were converted into 1,145,337 shares of Common Stock on May 11, 2009. Pursuant to the terms and conditions of the LaPenta Agreement, Mr. LaPenta was entitled to a contractual price protection right to receive up to 2,185 additional shares of Series A Preferred Stock if the volume weighted average price of a share of L-1 common stock as reported by Bloomberg Financial Markets for the 30 consecutive trading days ending on the last trading day prior to June 30, 2009, was less than $13.19. L-1’s stock traded below this threshold and on July 1, 2009, L-1 issued 165,655 shares of Common Stock to Mr. LaPenta upon the conversion of 2,185 shares of Series A Preferred Stock issued to Mr. LaPenta. Accordingly, Mr. LaPenta was issued an aggregate of 1,310,992 shares of common stock upon conversion of shares of Series A Preferred Stock.
The Company has consulting agreements with Mr. Denis K. Berube, a former member of the Company’s Board of Directors, and his spouse, Ms. Joanna Lau, under which each receives annual compensation of $0.1 million. Each agreement terminates on the earlier of January 10, 2012, or commencement of full time employment elsewhere. Under the terms of a 2002 acquisition agreement with Lau Security Systems, an affiliate of Mr. Berube and Ms. Lau, the Company is obligated to pay Lau a royalty on certain of its face recognition revenues through June 30, 2014, up to a maximum of $27.5 million. The estimated royalty accrued during the twelve months ended December 31, 2009 amounted to $0.2 million.
In connection with the merger with Identix, Aston and L-1 agreed in principle that the Company may, subject to approval of the Company’s Board of Directors, purchase AFIX Technologies, Inc. (“AFIX”) a portfolio company of Aston, which provides fingerprint and palmprint identification software to local law enforcement agencies, at fair market value to be determined by an independent appraiser retained by the Company’s Board of Directors. A committee of the Board of Directors was appointed to evaluate a potential transaction. In March 2009, L-1 concluded that due to a variety of factors, it is not advisable to pursue the transaction with AFIX at this point in time. Receivables from and sales to AFIX at December 31, 2009 were at $0.1 million and $0.1 million, respectively.
In connection with the relocation of the corporate headquarters of the Company in the third quarter of 2006 to the offices of L-1 Investment Partners LLC in Stamford, Connecticut, the Company entered into a sublease with L-1 Investment Partners LLC under which the Company will reimburse L-1 Investment Partners LLC for the rent and other costs payable by the Company. On June 29, 2009, the sublease was extended until March 2015. For the years ended December 31, 2009, 2008 and 2007, the Company incurred costs of $0.8 million, $0.8 million and $0.7 million, respectively, related to sublease agreement.
In connection with the merger with Identix, the Company entered into an agreement with Bear Stearns, subsequently acquired by JP Morgan Chase & Co., pursuant to which Bear Stearns would provide financial advisory services related to the merger through August 2008. The spouse
L-1 Identity Solutions 2009 Annual Report | F-26

of Ms. Fordyce, Executive Vice President of Corporate Communications for the Company was an executive and senior investment banker at Bear Stearns involved with the engagement and has a personal investment in Aston. Pursuant to the letter agreement, Bear Stearns received $2.5 million upon the closing of the merger, plus expense reimbursement, as well as exclusive rights to act as underwriter, placement agent and/or financial advisor to the Company with respect to certain financings and other corporate transactions until August 2008. The Company waived any claims it may have against Bear Stearns with respect to any actual or potential conflicts of interest that may arise with respect to these relationships in the context of the Bear Stearns engagement.
Prior to August 5, 2008, Bear Stearns was a party to the revolving credit agreement under which it was paid $0.6 million and $1.2 million in interest for the years ended December 31, 2008 and 2007, respectively. In addition, Bear Stearns was an initial purchaser of the Convertible Notes issued on May 17, 2007 for which it received an aggregate discount of $4.8 million. Also on May 17, 2007, the Company entered in a pre-paid forward contract with Bear Stearns to purchase approximately 3.5 million shares of the Company’s common stock for $69.8 million to be delivered in May 2012. Bear Stearns acted as the broker for the purchase of 362,000 shares of the Company’s common stock in January 2008 and received a commission of $0.02 per share.
The Company has employment and non-competition agreements with all of its executive officers. Such agreements provide for employment and related compensation and restrict the individuals from competing with the Company. The agreements also provide for the grant of stock options under the Company’s stock option plans and for severance upon termination under circumstances defined in such agreements.
As a condition to the closing of the merger between the Company and Identix Incorporated (“Identix”), the Company and L-1 Investment Partners LLC entered into a Termination and Noncompete Agreement which, among other things, (1) terminated all arrangements whereby L-1 Investment Partners LLC and its affiliates provided financial, advisory, administrative or other services to the Company or its affiliates, and (2) prohibits L-1 Investment Partners LLC and its affiliates from engaging or assisting any person that competes directly or indirectly with the Company in the business of biometric, credentialing and ID management business anywhere in the United States or anywhere else in the world where the Company does business, or plans to do business or is actively evaluating doing business during the restricted period; provided however that the foregoing does not restrict L-1 Investment Partners LLC and its affiliates from retaining its investment in and advising AFIX Technologies, Inc. The restricted period runs co-terminously with the term of Mr. LaPenta’s employment agreement with the Company, dated as of August 29, 2006, and for a twelve month period following the expiration of the term of Mr. LaPenta’s employment agreement. On April 23, 2007, the Company entered into an employee arrangement with Mr. Robert LaPenta, Jr., the son of the Company’s Chief Executive Officer, to serve as Vice President, M&A/Corporate Development.
In connection with the acquisition of Integrated Biometric Technology, Inc. (“IBT”) in December 2005, the Company issued warrants to purchase 440,000 shares of common stock with an exercise price of $13.75 per share to L-1 Investment Partners LLC, all of which expired unexercised in December 2008. In December 2005, Aston completed a $100.0 million investment in and became the beneficial owner of more than 5 percent of L-1’s outstanding common stock. In accordance with the terms of the investment agreement, L-1 issued to Aston warrants to purchase an aggregate of 1,600,000 shares of L-1’s common stock at an exercise price of $13.75 per share, which expired unexercised in December 2008. The investment agreement provides Aston with a right of first refusal to purchase a pro rata portion of new securities issued by L-1, subject to exceptions specified therein.
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5. LONG-TERM DEBT AND FINANCING ARRANGEMENTS
Long-term debt comprises the following (in thousands):

	December 31,	December 31,
	2009	2008
$175.0 million aggregate principal amount 3.75 percent Convertible Senior Notes due May 15, 2027	$175,000	$175,000
Borrowings under revolving credit agreements	4,868	—
Borrowings under term loan	282,056	296,250
Capital leases and other	1,611	936

	463,535	472,186
Less: Unamortized discount on convertible notes	13,991	19,223
Less: Unamortized original issue discount on term loan	3,178	4,472
Current portion of long-term debt	27,062	19,256

	$419,304	$429,235

Scheduled principal payments on long-term debt and financing arrangements for the subsequent four years are as follows: $27.1 million, $34.0 million, $218.7 million and $183.7 million. The Convertible Notes’ final maturity date is 2027, but the holders have the right to require the Company to repurchase the Notes at par in 2012. The repayment schedule assumes that it will be repaid in 2012. These payments reflect the revised payment schedule under the term loans as described below.
Credit Agreement
On August 5, 2008, L-1 entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), among L-1 Identity Operating, L-1, Bank of America, N.A., Wachovia Bank, National Association, Banc of America Securities LLC and Wachovia Capital Markets LLC, Royal Bank of Canada, Societe Generale and TD Bank, N.A. to amend and restate the Amended and Restated Credit Agreement, by and among L-1, Bank of America, N.A. (“Administrative Agent”), Bear Stearns Corporate Lending, Inc., Bear Stearns & Co., Inc., Banc of America Securities LLC, Wachovia Bank, N.A. and Credit Suisse, Cayman Islands Branch. The Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of up to $300.0 million, with a term of five years, and a senior secured revolving credit facility in an aggregate principal amount of up to $135.0 million. The proceeds of the senior secured facilities were used to (i) fund, in part, the purchase price paid, and fees and expenses incurred, in connection with the acquisition of L-1’s acquisition of Digimarc Corporation after giving effect to the spin-off of its digital watermarking business (“Old Digimarc”), (ii) repay borrowings under L-1’s existing revolving credit facility and (iii) provide ongoing working capital and fund other general corporate purposes of L-1. As of December 31, 2009, the Company has approximately $123.0 million available under its revolving credit facility, net of letters of credit of $7.1 million, and borrowings of $4.9 million subject to continuing compliance with the covenants contained in the agreement.
On July 9, 2009, L-1 entered into an amendment to the Credit Agreement pursuant to which the term loans under the Credit Agreement have been split into two tranches: Tranche B-1 Term Loan and Tranche B-2 Term Loan. The Tranche B-1 Term Loan, with an aggregate principal amount of approximately $148.6 million at December 31, 2009, requires annual principal payments (payable quarterly) of 5 percent of the related original principal amount through September 30, 2009, 10 percent of the original principal amount through September 30, 2010, 20 percent of the original principal amount through September 30, 2012, and thereafter increasing over the duration of the Credit Agreement. The Tranche B-2 Term Loan, with an aggregate principal amount of approximately $133.5 million at December 31, 2009, requires annual principal payments (also payable quarterly) of 1 percent of the related original principal amounts over the remaining term of the Credit Agreement. There were $4.9 million

L-1 Identity Solutions 2009 Annual Report | F-28

of borrowings that were outstanding under the revolving credit facility at December 31, 2009. Under the terms of the senior secured credit facility the Company has the option to borrow at LIBOR (subject to a floor of 3 percent) plus 2.75 percent to 5.0 percent per annum or at prime (subject to a floor of 2 percent) plus 1.75 percent to 4.0 percent per annum. L-1 is required to pay a fee of 0.5 percent on the unused portion of the revolving credit facility. All obligations of L-1 Operating under the Credit Agreement are guaranteed on a senior secured basis by L-1 and by each of L-1’s existing and subsequently acquired or organized direct or indirect wholly-owned subsidiaries (subject to certain exceptions). At December 31, 2009, the interest rates were 6.75 percent for Tranche B-1, 7.25 percent for Tranche B-2 Term Loans and 6.00 percent for borrowings under the revolving credit facility.
L-1 is required to maintain the following financial covenants under the Credit Agreement:
•	As of the end of any fiscal quarter, the ratio of Consolidated EBITDA (as defined in the Credit Agreement) for the period of four consecutive fiscal quarters ending on or immediately prior to such date to the sum of (i) Consolidated Interest Charges (as defined in the Credit Agreement), of L-1 Operating and its consolidated subsidiaries paid or payable in cash during the period of four consecutive fiscal quarters ended on or immediately prior to such date, plus (ii) Consolidated Debt Amortization (as defined in the Credit Agreement) as of such date, shall not be less than 2.25:1.00. At December 31, 2009 the ratio was 2.35:1.00.
•	As of the end of any fiscal quarter, the ratio of L-1 Operating’s Consolidated Funded Indebtedness (as defined in the Credit Agreement, which excludes standby letters of credit issued in connection with performance bonds) as of such date to its Consolidated EBITDA (as defined in the Credit Agreement) for the period of four consecutive fiscal quarters ended on or immediately prior to such date, may not be more than: (i) 3.25:1.00 from the Closing Date (as defined in the Credit Agreement) to and including March 31, 2010, (ii) 3.00:1.00 from March 31, 2010 to March 30, 2011, and (iii) 2.75:1.00 at the end of each fiscal quarter thereafter. At December 31, 2009 the ratio was 2.97:1.00.
The amendment provided that L-1’s compliance with these financial covenants, through March 31, 2010, will be measured after giving effect to the reduced principal payments provided by the amendment, as if the amendment had been in effect at the beginning of the measurement period, and after eliminating the effects of certain recently adopted accounting standards.
Under the terms of the Credit Agreement, L-1 Operating may incur, assume or guarantee unsecured subordinated indebtedness in an amount up to $200.0 million, provided that no default or event of default shall have occurred or would occur as a result of the incurrence of such subordinated debt and the borrower and its subsidiaries are in pro forma compliance, after giving effect to the incurrence of such subordinated debt, with each of the covenants in the Credit Agreement, including, without limitation, the financial covenants mentioned above. Pursuant to the terms of the Credit Agreement, L-1 may incur, assume or guarantee any amount of unsecured subordinated indebtedness, provided, that no default or event of default shall have occurred or would occur as a result of the incurrence of such subordinated debt and the pro forma Consolidated Leverage Ratio (as defined in the Credit Agreement) of L-1 and its subsidiaries after giving effect to the incurrence of such subordinated debt shall be less than 4.75:1.00. The Credit Agreement limits the ability of L-1 to (i) pay dividends or other distributions or repurchase capital stock, (ii) create, incur, assume or suffer to exist any indebtedness, (iii) create, incur, assume or suffer to exist liens upon any of its property, assets or revenues, (iv) sell, transfer, license, lease or otherwise dispose of any property, (v) make or become legally obligated to make capital expenditures above certain thresholds, subject to certain permitted adjustments, (vi) make investments, including acquisitions, and (vii) enter into transactions with affiliates. These covenants are subject to a number of exceptions and qualifications. The Credit Agreement provides for events of default which include (subject in certain cases to grace and cure periods), among others: nonpayment, breach of covenants or other agreements in the Credit Agreement or the other Loan Documents (as defined in the Credit Agreement), payment defaults or acceleration of other indebtedness, failure to pay certain judgments, inability to pay debts as they become due and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs, the Administrative Agent may, with the

L-1 Identity Solutions 2009 Annual Report | F-29

consent of the Required Lenders (as defined in the Credit Agreement) declare all outstanding indebtedness under the Credit Agreement to be due and payable.
In October 2008, the Company entered into an interest rate protection agreements to reduce its exposure to the variable interest rate payments on its term loan. The interest rate protection agreement has a notional amount of $62.5 million, and expires in November, 2011. Under the term of the agreement, the Company pays the counter party a fixed rate of 4.1 percent and receives variable interest based on three-month LIBOR (subject to a floor of 3.0 percent) In May 2009, the Company entered into two additional interest rate protection agreements with notional amounts of $50.0 million each pursuant to which the Company pays a fixed rate of 1.4 percent and receives three month LIBOR. The counterparties to the agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, the Company’s exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. L-1 does not anticipate non-performance by the counterparties.
Convertible Senior Notes
On May 17, 2007, the Company issued $175.0 million of Convertible Notes with a conversion feature which allows the Company the option to settle the debt either in shares of common stock or to settle the principal amount in cash and the conversion spread in cash or common stock. The proceeds of the Convertible Notes offering, net of deferred financing costs amounted to $168.7 million. The embedded conversion feature has not been deemed a derivative since the conversion feature is indexed to the Company’s stock and would be classified as equity.
The Notes are governed by an indenture, dated May 17, 2007 (the “Indenture”), between the Company and The Bank of New York, as trustee. The Notes will be convertible only under certain circumstances, as described below. If, at the time on a proportionate basis for each trading day of a 25 trading-day observation period. In the event of a fundamental change as specified in the Indenture, the Company will increase the conversion rate by a number of additional shares of common stock specified in the Indenture, or, in of conversion, the daily volume-weighted average price per share for a 25 trading day period calculated in accordance with the Indenture (as defined in greater detail in the Indenture, “VWAP”) of the Company’s common stock is less than or equal to $32.00 per share, which is referred to as the base conversion price, the Notes will be convertible into 31.25 shares of common stock of the Company per $1,000 principal amount of the Notes, subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the VWAP of the shares of common stock of the Company exceeds the base conversion price of $32.00 per share, the conversion rate will be determined pursuant to a formula resulting in holders’ receipt of up to an additional 14 shares of common stock per $1,000 principal amount of the Notes, subject to adjustment upon the occurrence of certain events and determined as set forth in the Indenture.
The Notes are convertible until the close of business on the second business day immediately preceding May 15, 2027, in multiples of $1,000 in principal amount, at the option of the holder under the following circumstances: (1) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the trading price the Note, for each day of such measurement period was less than 98 percent of the product of the last reported sale price of shares of common stock of the Company and the applicable conversion rate for such trading day; (2) during any fiscal quarter, if the last reported sale price of shares of common stock of the Company for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130 percent of the base conversion price on the related trading day; (3) if the Company calls any or all of the Notes for redemption; and (4) upon the occurrence of specified corporate transactions described in the Indenture. Upon conversion, the Company has the right to deliver shares of common stock based upon the applicable conversion rate, or a combination of cash and shares of common stock, if any, based on a daily conversion value as described above calculated on a proportionate basis for each trading day of a 25 trading-day observation period. In the event of a fundamental change as specified in the Indenture, the Company will increase the conversion rate by a number of additional shares of common stock specified in the Indenture, or, in lieu thereof, the Company may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Notes will become convertible into shares of the acquiring or surviving company.

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The Notes bear interest at a rate of 3.75 percent per year payable semiannually in arrears in cash on May 15 and November 15 of each year. The Notes will mature on May 15, 2027, unless earlier converted, redeemed or repurchased. The Company may redeem the Notes at its option, in whole or in part, on or after May 20, 2012, subject to prior notice as provided in the Indenture. The redemption price during that period will be equal to the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest.
The holders can require the Company to repurchase the Notes for cash on May 15, 2012, May 15, 2017 and May 15, 2020. The embedded redemption and repurchase provisions have not been separated from the host contracts and accounted for as derivatives because such embedded derivatives are deemed to be clearly and closely related to the host contract.
The Convertible Notes are structurally subordinated to all liabilities of L-1 Operating. Under the term of the Credit Agreement, as defined above, L-1 Operating may not make any dividend payment to the Company except to permit the Company to make scheduled interest payments on the subordinated debt up to a maximum of $10.0 million per year, and certain tax liabilities. However, subject to certain prepayment requirements under the Credit Agreement, the Company may prepay, redeem or repurchase the Convertible Notes in amounts not in excess of proceeds from the issuance of additional equity securities of the Company.
6. EQUITY
Common Stock and Warrants
On December 16, 2005, in accordance with the terms of the Investment Agreement between L-1 and L-1 Investment Partners LLC dated October 5, 2005, L-1 sold to Aston 7,619,047 shares of L-1 common stock warrants to purchase an aggregate of 1,600,000 shares of L-1 common stock at an exercise price of $13.75 per share which expired in December 2008 for aggregate gross proceeds to L-1 of $100.0 million.
On December 16, 2005, upon the completion of the acquisition of IBT, L-1 issued warrants to purchase 440,000 shares of L-1 common stock with an exercise price of $13.75 per share to L-1 Investment Partners LLC for strategic advice, due diligence and other services relating to the acquisition, all of which expired unexercised on December 16, 2008.
In connection with the merger with Identix, the Company assumed Identix’ obligation under a warrant which was issued in exchange for the technology and intellectual property rights acquired by Identix. The warrant was issued with contingent future vesting rights to purchase up to 378,400 shares of common stock at $9.94 per share. The fair value of the warrant at the time of vesting will be recorded as additional cost of the acquisition of Identix. The warrant vests upon successful issuance of certain patents with the U.S. government related to the technology acquired. As of December 31, 2009, 141,900 warrants were vested of which 17,738 have been exercised, and 236,500 remain unvested. The warrants expire in 2014.
In connection with Identix’ merger with Visionics in 2002, the Company also assumed warrants to purchase shares of Visionics common stock outstanding immediately prior to the consummation of the merger, which were converted into warrants to purchase shares of Identix common stock. The remaining warrants to purchase 38,789 shares of common stock of the Company will expire once it fulfills its registration obligations, and have exercise prices between $20.78 and $26.53.
Pre-paid Forward Contract
In connection with the issuance of the Convertible Notes on May 17, 2007, the Company entered into a contract with Bear Stearns (subsequently acquired by JP Morgan Chase & Co.) to purchase 3,490,400 shares of the Company’s common stock at a purchase price of $20.00 per share. Under the agreement, Bear Stearns is required to deliver the shares to the Company in April-May 2012. The transaction is subject to early settlement or settlement with alternative consideration in the event of certain significant corporate transactions such as a change in control. At closing of the Convertible Notes, the Company settled its obligation under the pre-paid forward contract to Bear Stearns for cash of $69.8 million. The fair value of the obligation (which is equal to the cash paid) has been accounted for as a repurchase of common stock and as a reduction of equity. Under terms of the contract, any dividend payment that Bear Stearns would otherwise be entitled to on the common stock during the term of the contract would be paid to the Company.

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Issuance of Equity Securities
On August 5, 2008, pursuant to the terms and conditions of (i) the Securities Purchase Agreement, by and between L-1 and Robert V. LaPenta (the “LaPenta Agreement”), (ii) the Securities Purchase Agreement (the “Iridian Agreement”), by and between L-1 and Iridian Asset Management LLC (“Iridian”) and (iii) the LRSR LLC Agreement (together with the LaPenta Agreement and Iridian Agreement, the “Investor Agreements”), L-1 issued an aggregate of 8,083,472 shares of L-1 common stock and 15,107 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for aggregate proceeds to L-1 of $119.0 million, net of related issuance costs, which were used to fund a portion of L-1’s acquisition of Old Digimarc. In accordance with its terms, the Series A Preferred Stock was subsequently converted to 1,310,992 shares of common stock. See Note 4 for additional information.
7. STOCK OPTIONS AND RESTRICTED STOCK AWARDS
Stock Option Plans
On May 7, 2008, the Company’s shareholders approved the L-1 Identity Solutions, Inc. 2008 Long-Term Incentive Plan, under which 2 million shares will be available for awards to employees, consultants and directors. Shares remaining available for issuance under the Company’s 2005 Long-Term Incentive Plan carried over to, and became available for future awards under, the Company’s 2008 Long-Term Incentive Plan.
The following is a description of the other stock-based incentive plans for which stock awards are outstanding. The 1996 Viisage Management Stock Option Plan and the 1996 Viisage Director Stock Option Plan (the “Option Plans”) permit the Board of Directors to grant incentive and nonqualified stock options to employees and officers and nonqualified stock options to directors. In 2005, the Company adopted the 2005 Long-Term Incentive Plan (the “2005 Plan”), which provides for the issuance of non-qualified stock options and incentive stock options, as well as stock purchase rights, stock appreciation rights and long-term performance awards to eligible employees, officers and directors. Incentive stock options are granted at fair market value and are subject to the requirements of Section 422 of the Options generally vest on an annual basis over a period of four years. Options granted under the Internal Revenue Code of 1986, as amended. Nonqualified options are granted at exercise prices determined by the Board of Directors. To date, options granted to directors have vested either immediately or between one to four years from the date of grant. Options granted to officers and employees generally vest over four years or, in limited circumstances, earlier if certain performance criteria are achieved. All options granted under these plans expire ten years from the date of grant. In 2001, the Company adopted the 2001 Stock in Lieu of Cash Compensation for the Directors’ Plan to compensate non-employee members of the Board of Directors. This plan allows directors to elect to receive their board compensation in cash or stock. Both the 1996 Viisage. Management Stock Option Plan and the Viisage 1996 Director Stock Option Plan expired and no new shares are available to grant from these plans.
In connection with the ZN Vision Technologies AG (“ZN”) acquisition on January 23, 2004, the Company assumed ZN’s Employee Share Option Plan. The options under this plan were fully vested prior to the consummation of the acquisition. As part of the Imaging Automation, Inc. (“iA”) acquisition on October 5, 2004, the Company assumed the 2003 Imaging Automation Plan and the 1996 Imaging Automation plan. Options previously issued under the plans were fully vested as of the close of the transaction. In connection with the acquisition of Bioscrypt, the Company assumed options outstanding under the Bioscrypt Stock Plan which vest according to terms of that Plan.
In connection with the merger with Identix in 2006, the Company assumed all of the then outstanding options granted under the Identix Incorporated 2002 Equity Incentive Plan (the “2002 Plan”), the Identix Incorporated New Employee Stock Incentive Plan, the 2000 Identix Incorporated Non-Employee Directors Stock Option Plan, the Identix Incorporated Equity Incentive Plan, the Visionics Corporation 1990 Stock Option Plan, the Visionics Corporation 1998 Stock Option Plan, and the Visionics Corporation Stock Incentive Plan based on the exchange ratio of 0.473. The 2002 Plan will expire in 2012 and provides for the discretionary award of options, restricted stock, stock purchase rights, performance shares or any combination of these awards to L-1 eligible employees, and non-employee directors and consultants. Options generally vest on an annual basis over a period of four years. Options granted under the Identix Incorporated New Employee Stock Incentive Plan, which will expire in 2010, generally

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vest on an annual basis over a period of four years. Options granted under the Identix Non-Employee Directors Stock Award Plan vest over one year. Options granted under the 2002 Identix Incorporated Equity Incentive Plan generally vest over a four year period.
Details of the stock options available for grant and outstanding by stock option plan are set forth below:

	Available	Stock
	for	options
Stock Plan	grant	outstanding
2008 and 2005 L-1 Identity Solutions Long-Term Incentive Plan	480,200	3,754,346
Bioscrypt Stock Plan	—	121,635
Identix Incorporated 2002 Equity Incentive Plan	205,143	2,325,173
ZN Employee Share Option Plan	—	259,595
2003 Imaging Automation Plan	—	830
1996 Imaging Automation Plan	—	700
1996 Viisage Directors Stock Option Plan	—	141,001
1996 Viisage Management Stock Option Plan	—	413,655
2000 Identix Incorporated New Employee Stock Incentive Plan	—	369,446
Visionics Corporation 1990 Stock Option Plan	—	—
Identix Incorporated Equity Incentive Plan	—	472,721
Visionics Corporation 1998 Stock Option Plan	—	4,829
Identix Incorporated Non Employee Directors Stock option Plan	—	170,280
Visionics Corporation Stock Incentive Plan	—	57,441

	685,343	8,091,652

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Stock Options
The following table summarizes the stock option activity under all plans from January 1, 2009 through December 31, 2009:

			Weighted
			Average
			Remaining
		Weighted	Contractual	Aggregate
	Stock	Average	Life	Intrinsic
	Options	Exercise Price	(Years)	Value
Outstanding at January 1, 2009	7,221,655	$15.22
Granted	1,648,750	7.41
Exercised	(46,884)	1.85
Canceled/expired/forfeited	(731,869)	16.90

Outstanding at December 31, 2009	8,091,652	$13.56	6.52	$2,540,493

Vested or expected to vest at December 31, 2009	6,319,580	$13.56	6.52	$1,984,125

Exercisable at December 31, 2009	4,791,524	$14.48	5.20	$2,266,968

Options expected to vest are determined by applying the pre-vesting forfeiture rate assumptions to total outstanding options.
The following table summarizes information concerning outstanding and exercisable stock options as of December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
	Outstanding	Contractual	Exercise	Exercisable	Exercise
Range of Exercise Price	As of 12/31/09	Life (Years)	Price	As of 12/31/09	Price
$0.03 — $7.15	347,367	3.54	$0.93	331,367	$0.65
7.23 — 7.23	850,000	9.69	7.23	—	—
7.30 — 7.74	821,384	8.77	7.61	48,634	7.59
7.80 — 12.22	878,313	4.34	11.01	866,813	11.02
12.40 — 14.52	827,764	4.95	13.58	612,764	13.40
14.55 — 14.55	1,170,000	6.66	14.55	877,500	14.55
14.60 — 16.43	1,012,195	6.36	15.87	756,087	15.85
16.55 — 18.46	838,747	6.62	17.56	490,896	17.46
18.84 — 20.01	1,038,103	7.06	19.47	546,151	19.42
20.04 — 61.82	307,779	3.36	26.23	261,312	27.25

Totals	8,091,652	6.52	$13.56	4,791,524	$14.48

The aggregate unearned compensation cost of unvested options outstanding as of December 31, 2009 was $17.3 million and will be amortized over a weighted average period of 2.4 years. The total intrinsic value of options exercised in the years ended December 31, 2009, 2008, and 2007 was $0.2 million, $2.6 million, and $7.9 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock and the exercise price of options.
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The fair value of option grants is determined using the Black-Scholes option pricing model with the following weighted average assumptions:

	December 31,
	Years Ended
	2009	2008	2007
Expected annual dividends	—	—	—
Risk free interest rate	3.9%	4.1%	4.2%
Expected volatility	59.3%	51.9%	61.0
Expected life (in years)	6.3	6.3	6.3
Fair value of options	$4.42	$7.62	$11.34
The Company currently has no history or expectation of paying cash dividends on its common stock. The expected volatility rate is based on the historical volatility of the Company’s common stock. In the second quarter of 2007, the Company reviewed the historical volatility of its common stock and began using a weighted average method that more accurately reflects volatility. The expected life of options are calculated pursuant to the guidance from Staff Accounting Bulletin No. 107. The Company estimated forfeitures are based on historical rates. The risk free interest rate is based on the applicable treasury security whose term approximates the expected life of the options. The Company updates these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are determined to be necessary.
Restricted Shares
During 2009, the Company awarded 1,650,750 shares of restricted stock to officers and employees and had total outstanding restricted stock awards of 1,612,750 as of December 31, 2009. The restricted stock vests over four years and the weighted average grant date fair value was $7.40 at December 31, 2009. At December 31, 2009, approximately 1,259,000 shares are expected to vest based on the estimated forfeiture rate. Unearned compensation related to restricted stock that is expected to vest approximated $8.0 million at December 31, 2009 and is expected to be recognized over a weighted average period of 3.4 years. Restricted stock expected to vest are determined by applying the pre-vesting forfeiture rate assumptions to total outstanding restricted stock awards.
Employee Stock Purchase Plan
In August 2006, the Company’s shareholders approved the 2006 Employee Stock Purchase Plan which made available 500,000 new shares for future issuance. In May 2008, the Company’s shareholders approved an additional 2,000,000 shares made available under the Employee Stock Purchase Plan. Shares issued under this plan were 485,249, 297,724 and 125,819 in 2009, 2008, and 2007, respectively. The purchase price is determined by taking the lower of 85 percent of the closing price on the first or last day of periods defined by the plan.
Cash received from stock option exercises and purchases of shares under the employee purchase plan was $2.6 million, $5.5 million and $11.9 million in the years ended December 31, 2009, 2008, and 2007, respectively.
8. COMMITMENTS AND CONTINGENCIES
Leases
The Company leases certain equipment and facilities used in its operations under non-cancelable operating leases. Rental expense for operating leases related to continuing operations for the years ended December 31, 2009, 2008 and 2007 was approximately $8.7 million, $6.8 million and $4.8 million, respectively. Rental expense for operating leases related to discontinued operations for the years ended December 31, 2009, 2008 and 2007 was approximately $1.4 million, $1.3 million and $0.7 million, respectively.
In addition, the Company had capital lease obligations of $0.8 million and inventory purchase commitments of $1.2 million at December 31, 2009 all of which is related to continuing operations.
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At December 31, 2009, approximate future minimum rentals under the operating leases, are as follows (in thousands):

	Continuing	Discontinued
	Operations	Operations
Year Ending December 31,
2010	$7,244	$1,438
2011	5,243	1,365
2012	5,051	786
2013	4,033	166
2014	3,717	167
Thereafter	2,864	347

	$28,152	$4,269

Foreign Currency Contracts
Hardware and consumables purchases related to contracts associated with the U.S. Department of State are denominated in Japanese Yen. The Company utilized foreign currency forward contracts to settle obligations denominated in Japanese Yen and at December 31, 2009 these Japanese Yen denominated liabilities aggregated $1.8 million.
Employment Agreements
The Company has employment agreements with certain individuals that provide for up to two years of severance payments as a result of early termination without cause. The agreements also provide for non-competition either directly or indirectly for up to two years after the termination of employment.
9. LITIGATION
Old Digimarc Litigation
In connection with the Company’s August 2008 acquisition of Old Digimarc, which consisted of its Secure ID Business following the spin-off of its digital watermarking business, the Company assumed certain legal proceedings of Old Digimarc as described below.
Beginning in May 2001, a number of substantially identical class action complaints alleging violations of the federal securities laws were filed in the United States District Court for the Southern District of New York naming approximately 300 companies, including Old Digimarc, certain officers and directors and certain underwriters of the companies’ initial public offerings as defendants. The complaints were subsequently consolidated into a single action, and a consolidated amended complaint was filed in April 2002. The amended complaint alleges, among other things, that the underwriters of Old Digimarc’s initial public offering violated securities laws by failing to disclose certain alleged compensation arrangements in Old Digimarc’s initial public offering registration statement and by engaging in manipulative practices to artificially inflate the price of Old Digimarc’s stock in the aftermarket subsequent to the initial public offering. Old Digimarc and certain of its officers and directors are named in the amended complaint pursuant to Section 11 of the Securities Act of 1933 and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 on the basis of an alleged failure to disclose the underwriters’ alleged compensation arrangements and manipulative practices. The complaint sought unspecified damages. In July 2002, the claims against Old Digimarc under Section 10(b) were dismissed. In October 2002, the individual officer and director defendants were dismissed without prejudice pursuant to tolling agreements. In June 2004, a stipulation of partial settlement among the plaintiffs, the companies, and the officers and directors was submitted to the District Court. While the partial settlement was pending approval, the plaintiffs continued to litigate their claims against the underwriter defendants. The district court directed that the litigation proceed within a number of “focus cases” rather than in all of the 309 cases that have now been consolidated. Old Digimarc was not one of these focus cases. In October 2004, the district court certified the focus cases as class actions. The underwriter defendants appealed that ruling and, on December 5, 2006, the Court of Appeals for the Second Circuit reversed the district court’s class certification decision for the six focus cases. In light of the Second Circuit opinion, in June
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2007, the district court entered an order terminating the settlement. On August 14, 2007, the plaintiffs filed their second consolidated amended class action complaints against the focus cases and on September 27, 2007, again moved for class certification. On November 12, 2007, certain of the defendants in the focus cases moved to dismiss the second consolidated amended class action complaints. The court issued an opinion and order on March 26, 2008, denying the motions to dismiss except as to Section 11 claims raised by those plaintiffs who sold their securities for a price in excess of the initial offering price and those who purchased outside the previously certified class period. The class certification motion was withdrawn without prejudice on October 10, 2008. On April 2, 2009, a stipulation and agreement of settlement among the plaintiffs, issuer defendants (including Old Digimarc) and underwriter defendants was submitted to the Court for preliminary approval. Old Digimarc’s portion of the settlement, which is wholly immaterial, is covered entirely by insurance.
On June 10, 2009, the Judge granted preliminary approval of the settlement, and on October 5, 2009, the Judge granted final approval of the settlement. Notices of appeal of this decision have been filed; the deadline for filing further notices of appeal is February 22, 2010.
On October 10, 2007, an Old Digimarc stockholder filed a lawsuit in the United States District Court for the Western District of Washington against several companies that acted as lead underwriters for the Old Digimarc initial public offering. The complaint, which also named Old Digimarc as a nominal defendant but did not assert any claims against Old Digimarc, asserted claims against the underwriters under Section 16(b) of the Securities Exchange Act of 1934. On February 28, 2008, an amended complaint was filed, with Old Digimarc still named only as a nominal defendant. Similar complaints have been filed by this same plaintiff against a number of other issuers in connection with their initial public offerings, and the factual allegations are closely related to the allegations in the litigation pending in the United States District Court for the Southern District of New York which is described above. On March 12, 2009, after considering motions to dismiss, one filed by thirty moving issuers and the other filed by the underwriters, the judge dismissed the plaintiff’s claims on a jurisdictional and statute of limitations basis. On April 10, 2009, the plaintiff filed a notice of appeal of the dismissal. The final appellate brief was filed on November 17, 2009; the Ninth Circuit has not indicated whether it will schedule oral arguments. The Company currently believes that the outcome of this litigation will not have a material adverse impact on its condensed consolidated financial position and results of operations.
Other
The Company records a liability for any claim, demand, litigation and other contingency when management believes that it is both probable that a liability has been incurred and can reasonably estimate the amount of the potential loss. Based on current information and belief, the Company believes it has adequate provisions for any such matters. The Company reviews these provisions quarterly and adjusts these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. However, because of the inherent uncertainties of litigation the ultimate outcome of certain litigation cannot be accurately predicted by the Company; it is therefore possible that the consolidated financial position, results of operations or cash flows of the Company could be materially adversely affected in any particular period by the unfavorable resolution of one or more of these matters and contingencies.
10. RETIREMENT BENEFITS
The Company established the L-1 401(k) plan on January 1, 2003. Participants are fully vested in their contributions and vest 25 percent per year in L-1’s contributions. The Company also has assumed four other plans from its acquisitions of which one has not been merged into the L-1 401(k) plan as of December 31, 2009. Company contributions on the one assumed plan which is not yet merged vests immediately. The plans permit pretax contributions by participants of up to the annual Internal Revenue Service dollar limit. The Company may make discretionary contributions to the plans in cash or common stock subject to certain limitations. The costs for these plans included in continuing operations were approximately $2.1 million, $1.6 million, and $1.4 million in 2009, 2008, and 2007, respectively. The costs for these plans included in discontinued operations were approximately $7.4 million, $6.6 million, and $4.3 million in 2009, 2008, and 2007, respectively.
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11. INCOME TAXES

	For the Years Ended December 31,
	2009	2008	2007
Pretax loss of continuing operations comprises the following (in thousands):
United States	$(5,696)	$(530,860)	$(16,727)
Foreign	3,256	(16,806)	613

	$(2,440)	$(547,666)	$(16,114)

The (benefit) provision for income taxes related to continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Current
Federal	$328	$471	$1,116
State	(121)	805	324
Foreign	296	635	—

	503	1,911	1,440

Deferred
Federal	(1,425)	(39,524)	(6,150)
State	(563)	(4,770)	(1,457)
Foreign	1,208	1,993	258

	(780)	(42,301)	(7,349)

Change in valuation allowance	(1,048)	48,033	(21,849)

	$(1,325)	$7,643	$(27,758)

The Company is subject to income tax examinations by U.S. Federal and other jurisdictions for tax years ended subsequent to December 31, 2004. However, the Company’s loss carryforwards are subject to adjustment by state and federal tax authorities in years the loss carryforwards are used to reduce taxable income. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded. The consolidated financial statements do not include any material provision for interest or penalties. The Company has made an election to account for interest expense and penalties related to income tax issues as income tax expense.
A reconciliation of the federal statutory rate to the Company’s effective tax rate for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Federal benefit statutory rate	(34.0)%	(34.0)%	(34.0)%
Goodwill impairment	—	26.7	—
State and local taxes, net of federal benefit	(18.5)	(0.5)	(4.6)
Valuation allowance	(43.0)	8.8	(135.6)
Foreign rate differential	16.3	—	—
Permanent and other items	24.9	0.4	1.9

Effective tax rate	(54.3)%	1.4%	(172.3)

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The components of the deferred tax assets and liabilities as of December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008
Deferred tax assets (liabilities):
Net operating loss carryforwards	$187,363	$171,765
Property and equipment	(6,635)	(12,712)
Intangible assets	(13,842)	(14,831)
Accruals and other reserves	12,927	12,204
Stock-based compensation expense	12,415	9,880
Tax deductible goodwill amortization	(18,842)	(13,647)
Convertible notes	(5,200)	(7,259)
Tax credits	6,391	5,978

Net deferred tax asset before valuation allowance	174,577	151,378
Valuation allowance	(136,330)	(116,668)

Net deferred tax asset	$38,247	$34,710

Deferred tax asset:
Current	$11,514	$11,101
Long-term	26,733	23,609

	$38,247	$34,710

Deferred tax assets related to discontinued operations were $1.3 million at December 31, 2009 and 2008. Deferred tax liabilities related to discontinued operations were $14.0 million and $11.4 million at December 31, 2009 and 2008, respectively.
The increase in the deferred tax assets and the valuation allowance during 2009 are primarily attributable to completing the accounting for the Digimarc acquisition, including recording additional deferred tax assets for net operating loss carryforwards determined to have been acquired upon the filing of Digimarc’s final pre acquisition tax return, and for state and local deferred tax assets based on completing the analysis of previously filed tax return, all of which required a full valuation allowance.
At December 31, 2009, the Company has available net operating loss carryforwards for federal tax purposes of approximately $447.6 million which may be used to reduce future taxable income and includes $12.7 million of tax deductions related to stock option exercises the tax benefit of which have not been recognized. Substantially all of these carryforwards are subject to limitations pursuant to the change in control provisions of Section 382 of the Internal Revenue Code. The Company has made an analysis of these limitations and recorded deferred tax assets only to the extent these net operating loss carryforwards can be realized during the carryforward period. These carryforwards expire from 2010 through 2030. In addition, the Company has $159.5 million of deductible goodwill, of which $51.8 million relates to continuing operations.
In 2009 and 2008, the Company recognized tax loss and benefits, respectively, for stock options exercised during those years. The benefit recognized, net of the related stock compensation expense was $(2.0) million and $0.2 million in 2009 and 2008, respectively, of which $0.5 million was recorded in 2008 as a reduction of goodwill and $0.2 million and $0.3 million, respectively, as a decrease of equity. The utilization of tax benefits related to stock option exercises is determined based on ordering required by the relevant tax regulations.
12. SEGMENT AND GEOGRAPHICAL INFORMATION
Operating segments are defined as components of a company whose operating results are regularly reviewed by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s operating segments have been aggregated in two reportable segments: Solutions and Services. The Solutions reportable segment provides solutions that enable governments, law enforcement agencies, and businesses to enhance security, reduce identity theft, and protect personal privacy utilizing secure credential provisioning and authentication systems, biometric technology and the creation,
L-1 Identity Solutions 2009 Annual Report | F-39

enhancement and/or utilization of identity databases. Prior to September 19, 2010 the Services reportable segment provided fingerprinting services to government, civil, and commercial customers, as well as information technology and security consulting services to U.S. Government agencies. As a result of presenting the information technology and security consulting services as discontinued operations the Services segment now solely consists of fingerprinting services. Accordingly all prior segment data has retroactively revised to conform the data to the current presentation.
The Company measures segment performance primarily based on revenues and operating income (loss), Adjusted EBITDA and unlevered free cash flow. Operating results by segment, including allocation of corporate expenses, for the years ended December 31, 2009, 2008, and 2007 are as follows (in thousands):

	2009	2008	2007
Solutions:
Revenues	$322,512	$280,045	$211,029
Operating Income (Loss)	12,509	(534,779)	(6,249)
Depreciation and Amortization Expense	29,593	41,051	33,215

Services:
Revenues	114,617	78,094	61,504
Operating Income (Loss)	41	382	(1,796)
Depreciation and Amortization Expense	2,927	2,751	2,501

Consolidated:
Revenues	437,129	358,139	272,533
Operating Income (Loss)	12,550	(534,397)	(8,045)
Depreciation and Amortization Expense	32,520	43,802	35,716
Included in the Solutions segment results are asset impairments and merger related expenses of $527.2 million and $1.1 million, respectively for the year ended December 31, 2008 and asset impairments of $5.0 million for the year ended December 31, 2007. In 2008, the Services segment includes asset impairments of $1.4 million. In 2009 the Solutions reportable segment includes a provision of $1.2 million related to the suspension of the Registered Traveler Program.
Total assets by segment as of December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008
Solutions	$896,208	$877,129
Services	99,792	91,768
Discontinued Operations	272,945	272,978
Corporate	54,880	67,946

Total Assets	$1,323,825	$1,309,821

Corporate assets consist primarily of cash and cash equivalents, deferred financing costs and net deferred tax assets.
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Continuing operations revenues by market for the years ended December 31, 2009, 2008 and 2007 are as follows (in thousands):

	2009	2008	2007
State and Local	$237,463	$174,208	$108,395
Federal	172,649	158,452	153,778
Commercial/Emerging Markets	27,017	25,479	10,360

Total Revenues	$437,129	$358,139	$272,533

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The Company’s operations outside the United States include wholly-owned subsidiaries in Bochum, Germany, Oakville, Canada, Mexico City, Mexico and Markham, Canada. Revenues are attributed to each region based on the location of the customer. The following is a summary of revenues from continuing operations and identifiable assets (including discontinued operations) by geographic areas (in thousands):

	2009	2008	2007
Revenues:
United States	$381,166	$310,449	$243,577
Rest of World	55,963	47,690	28,956

Totals	$437,129	$358,139	$272,533

Total Assets:
United States	1,296,870	$1,284,235	$1,377,975
Rest of World	26,955	25,586	57,620

Totals	1,323,825	$1,309,821	$1,435,595

The Company did not have significant international sales to individual countries in any year presented.
13. ACQUISITIONS
The results of operations of all consummated acquisitions described below have been included in the consolidated financial statements from their respective dates of acquisition.
2008 Acquisitions
Digimarc
On August 13, 2008, L-1 completed the acquisition of Digimarc Corporation (“Old Digimarc”), which comprises Digimarc’s ID systems business, pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated June 29, 2008, as amended. The aggregate purchase price was $310.0 million in cash, plus direct acquisition costs of approximately $5.6 million. L-1’s acquisition of common stock (the “Shares”) was structured as a two-step transaction, with a cash tender offer by a wholly-owned subsidiary of L-1 for the Shares, pursuant to which L-1 initially acquired approximately 79 percent of the issued and outstanding shares of Old Digimarc on August 2, 2008, followed by the merger of such subsidiary with and into Old Digimarc (the “Merger”), with Old Digimarc, now known as L-1 Secure Credentialing, Inc., continuing as the surviving corporation and a wholly-owned subsidiary of L-1. Prior to the Merger, Old Digimarc distributed all of the interests of the limited liability company (“LLC”) which held the digital watermarking business, substantially all the cash of Old Digimarc and certain other assets and liabilities into a liquidating trust for the benefit of Old Digimarc’s stockholders (the “Spin-Off”). Immediately following the Spin-Off, LLC merged with and into New Digimarc, with New Digimarc continuing as the surviving corporation, and each unit of LLC converted into one share of New Digimarc common stock. All restricted stock units and outstanding options to purchase shares of Old Digimarc common stock became fully vested and exercisable immediately prior to the record date used to determine which Old Digimarc stockholders were entitled to the distribution of LLC interests in connection with the Spin-Off. Holders of Old Digimarc stock options who exercised such options received cash consideration in connection with the Merger and LLC interests in connection with the Spin-Off. All Old Digimarc stock options that were not exercised prior to the completion of the Spin-Off were cancelled.
L-1 acquired Old Digimarc because it believes that the acquisition positions the combined company as a leader in providing credential systems and to take advantage of the opportunities created by the enhanced ID programs. Moreover, the combined company will be able to deliver enhanced protection and facilitate the development of the next generation of credentialing functionality. Old Digimarc has been integrated in the Secure Credentialing operating segment included in the Solutions reportable segment.
The purchase price, which was funded with borrowings under the Company’s restated and amended credit facility and proceeds from the
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issuance of equity securities, has been allocated as follows (in thousands):

Cash acquired	$50
Other current assets	21,187
Property, plant and equipment	52,437
Other assets	695
Current liabilities	(17,582)
Deferred revenue	(6,544)
Other non-current liabilities	1,169
Intangible assets	38,606
Goodwill	225,588

$315,606

None of the goodwill or the assigned value to intangible assets is deductible for income tax purposes.
Bioscrypt
On March 5, 2008, the Company acquired Bioscrypt Inc. (“Bioscrypt”), a provider of enterprise biometric access control solutions headquartered in Markham, Canada. Under the terms of the definitive agreement, the Company issued approximately 2.6 million common shares. In addition the Company assumed all Bioscrypt stock options outstanding at the effective date of the acquisition. The Company has valued the assumed Bioscrypt stock options consistent with its valuation methodology of stock options issued by the Company. Bioscrypt is in the process of being integrated in to the Biometrics operating segment included in the Solutions reportable segment.
The aggregate purchase price of Bioscrypt was approximately $37.4 million, including $0.8 million of direct acquisition costs and stock options valued at $1.4 million. The Company acquired Bioscrypt for its leadership position in biometric physical access control, its global customer base, its offerings that complement the Company’s existing offerings and expected cost and revenue synergies. The purchase price has been allocated as follows (in thousands):

Cash acquired	$1,710
Other current assets	5,013
Other assets	811
Current liabilities	(11,203)
Deferred revenue	(1,084)
Other non-current liabilities	(130)
Intangible assets	2,197
Goodwill	40,085

$37,399

None of the goodwill or the assigned value to the intangible assets is deductible for income tax purposes.
2007 Acquisitions
McClendon
On July 13, 2007, the Company acquired McClendon Corporation (“McClendon”). The Company purchased all of the issued and outstanding shares of common stock of McClendon from a newly-formed holding company for a purchase price of $33.0 million in cash and $33.0 million (approximately 1.6 million shares) of the Company’s common stock for a total consideration of $66.0 million, plus a $1.0 million adjustment based on McClendon’s closing working capital. The number of shares issued were determined based on an average for a specified period prior to closing. The Company acquired McClendon for the suite of technical and professional services it provides to the intelligence and military communities and a customer base which complements the Company’s portfolio. McClendon has been integrated with SpecTal and was included in the Services reportable segment, before its presentation as discontinued operations.
The aggregate purchase price of McClendon was approximately $69.5 million, including a working capital adjustment of $1.0 million and $2.6 million of direct acquisition costs. Substantially, all of the cash portion of the purchase price was funded by borrowings under the revolving credit facility. The purchase price has been allocated as follows (in thousands):

Cash acquired	$607
Other current assets	7,399
Other assets	421
Current liabilities	(4,045)
Long-term liabilities	(67)
Deferred tax liability	(8,222)
Intangible assets	17,900
Goodwill	55,542

$69,535

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None of the goodwill or the assigned value to the intangible assets is deductible for income tax purposes.
ACI
On July 27, 2007, the Company acquired Advanced Concepts, Inc., (“ACI”), pursuant to which the Company acquired of all of the issued and outstanding shares of common stock of ACI from a newly-formed holding company for a purchase price of $71.5 million in cash, plus a $0.4 million adjustment based on ACI’s closing working capital. The Company acquired ACI for its access to a customer base within the U.S. government and its complementary service offerings, consisting of information and network security solutions and system engineering and development capabilities to the U.S. intelligence and military communities. ACI was included in the Services reportable segment before its presentation as discontinued operations.
The aggregate purchase price of ACI was approximately $73.2 million, including a working capital adjustment of $0.4 million and $1.3 million of direct acquisition costs, substantially all of which was funded by borrowings under the Company’s revolving credit facility. The purchase price has been allocated as follows (in thousands):

Cash	$2,259
Other current assets	9,488
Other assets	137
Current liabilities	(6,631)
Long-term liabilities	(143)
Intangible assets	18,000
Goodwill	50,136

$73,246

The goodwill and the assigned value to the intangible assets are deductible for income tax purposes.
ComnetiX
On February 22, 2007, the Company consummated the acquisition of ComnetiX Inc. (“ComnetiX”), for approximately $17.8 million in cash. ComnetiX offers biometric identification solutions for use in areas such as applicant screening, financial services, health care, transportation, airlines and airports, casinos and gaming, and energy and utilities. ComnetiX is also a leading applicant fingerprinting services company in Canada, with a chain of ten offices. In addition, ComnetiX has established more than 40 applicant fingerprinting services locations throughout the United States. The fingerprinting services business has been integrated with L-1’s Enrollment Services operating segment included in the Services reportable segment. The biometric identification solutions business has been integrated in the Biometrics operating segment included in the Solutions reportable segment.
The Company acquired ComnetiX because of its presence in the fingerprinting services segment of the Canadian market and a complementary base of customers, particularly within the law enforcement community.
The aggregate purchase price of ComnetiX was approximately $18.9 million, including $1.1 million of direct acquisition costs, substantially all of which was funded by borrowings under the revolving credit facility. The purchase price has been allocated as follows (in thousands):

Current assets	$4,536
Other assets	491
Current liabilities	(5,808)
Note payable — long-term	(50)
Intangible assets	4,724
Goodwill	15,046

$18,939

None of the goodwill or the assigned value to the intangible assets is deductible for income tax purposes.
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14. ASSET IMPAIRMENTS AND MERGER — RELATED EXPENSES
Asset impairments and merger-related charges for the years 2008 and 2007 comprise the following:

	2008		2007
	Total	Cash	Total	Cash
	Charges	Payments	Charges	Payments
Asset impairments	$528,577	$—	$5,000	$—
Separation costs	1,106	1,106	—	—

Total	$529,683	$1,106	$5,000	$—

In 2009, the Company performed its annual impairment test as of October 31, 2009 which indicated there was no impairment of goodwill.
In 2008, the Company recorded asset impairments of goodwill of $430.0 million and long-lived assets of $98.6 million, principally intangible assets recorded in connection with acquisitions, and relate to the Company’s biometrics businesses included in the Solutions segment. The impairment charges result from the deteriorating economic conditions that manifested themselves in the fourth quarter of 2008, particularly as they impacted the biometrics businesses, as well as capital market conditions that adversely impacted valuation of businesses the Company acquired and the Company’s stock price and market capitalization.
In 2007, the Company recorded an intangible asset impairment of $5.0 million relating to certain acquired biometric product lines that were not performing as anticipated.
Pursuant to the standard, Goodwill and Intangible Assets, the Company is required to test goodwill for impairment whenever impairment indicators are present, or at least annually. The Company performs its annual impairment test as of October 31 each year. The estimated fair value of the reporting units was determined primarily using the discounted cash flow method, and considering comparable market transactions and multiples. The aggregate enterprise values of all reporting units resulting from the valuations were then compared to the Company’s market capitalization at the valuation date. Pursuant to the standard, the Company compared the carrying amounts of its reporting units to their estimated fair values. At December 31, 2009, the estimated fair values of reporting units significantly exceeded the recorded amounts. Accordingly, we concluded that no impairment was indicated. At December 31, 2008 the carrying amounts (after adjusting for the impairment of long-lived assets described below) of certain reporting units within the Solutions segment exceeded the respective estimated fair values and thus were indicated to be impaired. The Company calculated the impairment loss by deriving the implied fair value of the goodwill after allocating the estimated fair value of the impaired reporting units to tangible and intangible assets. With respect to the other reporting units for which an impairment was not indicated, the estimated fair values significantly exceeded the recorded amounts.
For reporting units with an estimated fair value that was less than the carrying amount, the Company considered whether long-lived assets were also impaired. As required by the standard, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company compared the carrying amounts of the identified asset groups (including goodwill) to the undiscounted cash flow of the asset groups. The impairment loss was calculated as the difference between the carrying amount of the long-lived assets and their estimated fair values, determined primarily based on the discounted cash flows method.
The Company utilized a valuation advisor to assist in performing the impairment analyses and valuations. Estimates of fair values were primarily based on the discounted cash flows based on the Company’s latest plans and projections. The use of the discounted cash flow method requires significant judgments and assumptions of future events many of which are outside the control of the Company, including estimates of future growth rates, income tax rates, and discount rates, among others. In addition, the use of market transactions and multiples requires significant judgment as to whether observed data is comparable to the reporting units being evaluated and how much weight should attributed to such data in the valuation.
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15. DISCONTINUED OPERATIONS
On September 19, 2010, the Company entered into an agreement to be acquired by Safran, in a merger transaction providing for L-1 shareholders to receive $12.00 per share in cash, for an aggregate enterprise value of approximately $1.6 billion, inclusive of outstanding debt. The Safran merger is conditioned on, among other things, the consummation of the BAE transaction pursuant to the sale of the L-1 intelligence services businesses as described below.
Also on September 19, 2010, BAE agreed to acquire the stock and membership interests of the entities comprising the L-1 intelligence services businesses for a purchase price of approximately $295.8 million in cash and approximately $7.2 million in assumed obligations. These businesses include SpecTal, LLC, Advanced Concepts, Inc., and McClendon, LLC. The closing of the BAE transaction remains subject to, among other conditions, certain U.S. regulatory clearances, and is expected to close in the fourth quarter of 2010. Pursuant to the Credit Agreement the net cash proceeds (as defined in the Credit Agreement) from the closing of the BAE transaction will be used to repay a portion of the Company’s indebtedness under its credit facility, currently estimated at $270.0 million. The purchase price is subject to certain adjustments based on the businesses’ working capital at closing. It is expected that the sale of the intelligence services businesses will result in a gain which will be recorded upon consummation of the sale.
The Safran and BAE transactions are not subject to financing. The closing of the Safran merger is conditioned on the closing of the BAE transaction; however, the closing of the BAE transaction is not conditioned on the closing of the Safran merger.
The major classes of assets and liabilities that are included as part of the intelligence services business are as follows (in thousands):

	December 31,
	2009	2008
Assets
Cash	$370	$219
Accounts receivable, net	40,319	36,004
Deferred tax assets	1,281	1,317
Other current assets	1,010	1,553
Property and equipment, net	458	527
Goodwill and intangible assets, net	229,383	233,209
Other assets	124	149

Total assets	$272,945	$272,978

Liabilities
Accounts payable and accrued expenses	$23,250	$23,174
Other current liabilities	34	4
Deferred tax liability	14,016	11,391
Other liabilities	44	139

Total liabilities	$37,344	$34,708

The Company expects to recognize a gain on the sale of the Intel Business ranging from $40.0 million to $50.0 million pre-tax, depending on the net assets of the business at the date of closing.
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A summary of the results of operations of the discontinued operations comprise the following (in thousands):

	2009	2008	2007
Revenues	$213,808	$204,733	$116,974
Cost of sales	(149,736)	(143,770)	(79,987)
Operating expenses	(41,488)	(40,334)	(23,904)

Operating income	22,584	20,629	13,083
Interest expense	(26,655)	(14,613)	(6,388)
Other income	50	16	42

Income (loss) before income taxes	(4,021)	6,032	6,737
Benefit (provision) for income taxes	1,133	(2,317)	(2,574)

Net income (loss) from discontinued operations	$(2,888)	$3,715	$4,163

Included in discontinued operations is interest expense related to the estimated debt that is required to be repaid from the net cash proceeds from the sale of the business in accordance with the terms of the Credit Agreement. Interest has been allocated to discontinued operations based on the ratio that the estimated debt to be repaid bears to the total average debt outstanding during the period.
     The tax benefit (provision) allocated to discontinued operations was determined by first calculating the provision on a consolidated basis including discontinued operations and then calculating the provision excluding the discontinued operations. The difference between the two calculations was then allocated to discontinued operations.
In connection with the sale of the Intel Business, the Company expects to recognize a significant gain for tax reporting purposes, which is estimated to result in a current tax liability of approximately $20.0 million. The tax effects of the sale will be reflected as discrete items in the period during which the sale is consummated.
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